PRIVILEGED & CONFIDENTIAL

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BLACK HILLS GENERATION, INC., as SELLER,

and

SOUTHWEST GENERATION OPERATING COMPANY, LLC, as BUYER

Dated as of April 29, 2008

Page

Article I	DEFINITIONS	1
1.1	Definitions	1
1.2	Certain Interpretive Matters	13
Article II	PURCHASE AND SALE	13
2.1	Transfer of Stock and Membership Interests	13
2.2	Excluded Assets	13
2.3	Transfer of Excluded Assets and Discharge of Certain Liabilities	14
2.4	Guarantee Liabilities	14
Article III	THE CLOSING	15
3.1	Closing	15
3.2	Payment of Purchase Price	15
3.3	Purchase Price Adjustment	15
3.4	Allocation of the Purchase Price	18
3.5	Deliveries by Seller	18
3.6	Deliveries by Buyer	20
3.7	Mutual Delivery	20
Article IV	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER	21
4.1	Organization; Qualification	21
4.2	Authority Relative to this Agreement	21
4.3	Consents and Approvals; No Violation	21
4.4	Insurance	22
4.5	Title and Related Matters	22
4.6	Real Property	23
4.7	Labor Matters	23
4.8	Benefit Plans	24
4.9	Contracts and Leases	24
4.10	Legal Proceedings, etc	25
4.11	Tax Matters	26
4.12	Compliance With Laws	27
4.13	Undisclosed Liabilities	27
4.14	Subsidiaries	27
4.15	Capitalization	27
4.16	Financial Statements	28
4.17	Absence of Certain Changes	28
4.18	Bankruptcy	29
4.19	Books and Records	29
4.20	Environmental Matters	29
4.21	Project Permits	30
4.22	Intellectual Property	30
4.23	Shared Assets and Services	30

(continued)

Page

4.24	Disclaimers	30
Article V	REPRESENTATIONS AND WARRANTIES OF BUYER	31
5.1	Organization	31
5.2	Authority Relative to this Agreement	31
5.3	Consents and Approvals; No Violation	32
5.4	Legal Proceedings	32
5.5	Inspections	32
5.6	Securities Laws	32
Article VI	COVENANTS OF THE PARTIES	33
6.1	Conduct of Business	33
6.2	Access to Information	34
6.3	Public Statements	36
6.4	Expenses	36
6.5	Further Assurances	36
6.6	Consents and Approvals	37
6.7	Use of Black Hills Marks	38
6.8	Fees and Commissions	38
6.9	Tax Matters	38
6.10	Pre-Closing Transfers	42
6.11	Pre-Closing Transfer of Acquired Companies	43
6.12	Affiliate Transactions	43
6.13	Like-Kind Exchanges	43
6.14	Advice of Changes	43
6.15	Consents	44
6.16	Buyer Financial Assurance	44
6.17	Financing Cooperation	45
6.18	Employee and Benefit Plans	45
6.19	Insurance	46
6.20	Non-Solicitation of Employees	47
6.21	Certain Resignations	47
6.22	Repayment of Indebtedness	47
Article VII	CONDITIONS	47
7.1	Conditions to Obligations of Buyer	47
7.2	Conditions to Obligations of Seller	49
Article VIII	INDEMNIFICATION	50
8.1	Indemnification	50
8.2	Defense of Claims	54
8.3	Survival	55
Article IX	TERMINATION	56
9.1	Termination	56

(continued)

Page

9.2	Procedure and Effect of No-Default Termination	57
9.3	Termination Fee; Letter of Credit; Limitation on Liability	57
Article X	MISCELLANEOUS PROVISIONS	58
10.1	Amendment and Modification	58
10.2	Waiver of Compliance; Consents	58
10.3	Notices	59
10.4	Assignment	60
10.5	Governing Law; Venue; Waiver of Jury Trial	60
10.6	Counterparts	61
10.7	Interpretation	61
10.8	Schedules and Exhibits	61
10.9	Entire Agreement	61
10.10	U.S. Dollars	61
10.11	Time Is of the Essence	61
Article XI	FOUNTAIN VALLEY PROJECT	62
11.1	Conditions to Purchase of Fountain Valley; Effect on Closing	62
11.2	FVP Closing	62
Article XII	GUARANTEE	63
12.1	Guarantee	63

Exhibits and Schedules**

Exhibit A	Form of Buyer LC
Exhibit B	Current Assets Methodology
Exhibit C	Current Liabilities Methodology
Annex A	Purchase Price Allocation
Schedule 2.2(f)	Shared Assets and Services
Schedule 2.2(g)	Excluded Assets
Schedule 2.4	Guarantee Liabilities
Schedule 3.5(k)	Transition Services
Schedule 4.3(a)	Seller Material Consents
Schedule 4.3(b)	Seller’s Required Regulatory Approvals
Schedule 4.4	Insurance
Schedule 4.5(a)	Title; Membership Interests
Schedule 4.5(b)	Title; Assets
Schedule 4.6(a)	Real Property
Schedule 4.6(b)	Real Property; Exceptions
Schedule 4.7	Labor Matters
Schedule 4.8	Benefit Plans
Schedule 4.9(a)	Contracts and Leases
Schedule 4.9(b)	Contracts and Leases; Exceptions
Schedule 4.9(c)	Contracts and Leases; Defaults
Schedule 4.10	Legal Proceedings
Schedule 4.11	Tax Matters; Exceptions
Schedule 4.12	Compliance with Laws
Schedule 4.13	Undisclosed Liabilities

Schedule 4.14	Subsidiaries; Exceptions
Schedule 4.15(b)	Capitalization; Exceptions
Schedule 4.16	Financial Statements
Schedule 4.17	Absence of Certain Changes
Schedule 4.20(a)	Environmental Matters
Schedule 4.20(c)	Environmental Permits
Schedule 4.21	Project Permits
Schedule 4.22	Intellectual Property
Schedule 5.3(a)	Buyer Material Consents
Schedule 5.3(b)	Buyer’s Required Regulatory Approvals
Schedule 6.1	Conduct of Business
Schedule 6.10(a)	Pre-closing Transfers; Gas Turbines
Schedule 6.15(b)	Pre-closing Transfers; Indemnification Agreement
Schedule 6.15(b)	Consents; GE Contract

**The Exhibits and Schedules have been omitted but will be furnished to the Securities and Exchange Commission upon request.

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT, dated as of April 29, 2008, by and between Black Hills Generation, Inc., a Delaware corporation (“Seller”) and Southwest Generation Operating Company, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller owns the Acquired Companies Membership Interests (as hereinafter defined);

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Acquired Companies Membership Interests upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, in order to induce Seller to enter into this Agreement, and as additional consideration therefor, concurrently with the execution and delivery hereof, Buyer is providing to Seller the Buyer LCs (as hereinafter defined) in the form attached as Exhibit A hereto, to secure Buyer’s payment of the Termination Fee (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows.

ARTICLE I

DEFINITIONS

1.1       Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Acquired Assets” has the meaning set forth in Section 4.24.

“Acquired Companies” means BH Fountain Valley, BH Fountain Valley II, BH Colorado, Harbor Cogen, BH Southwest, BH Nevada Operations and Valencia Power.

“Acquired Companies Agreements” means each contract, license, agreement or personal property lease to which any of the Acquired Companies or any of their respective Subsidiaries is a party, other than those which involve revenues or expenditures, whether actual or contingent, by any of the Acquired Companies or any such Subsidiary of less than $500,000 in any year.

“Acquired Companies Membership Interests” means all of the issued and outstanding membership interests in the Acquired Companies.

“Adjustment” has the meaning set forth in Section 3.3(a).

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns including such entity.

“Agreement” means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

“Arapahoe Project” means that certain 130 megawatt (nominal) gas-fired combined cycle facility located in Denver, Colorado.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(m).

“Audits” has the meaning set forth in Section 4.11(d).

“Benefit Agreements” has the meaning set forth in Section 4.8.

“Benefit Plans” has the meaning set forth in Section 4.8.

“BH Colorado” means Black Hills Colorado, LLC, a Delaware limited liability company.

“BH Fountain Valley” means Black Hills Fountain Valley, LLC, a Delaware limited liability company.

“BH Fountain Valley II” means Black Hills Fountain Valley II, LLC, a Colorado limited liability company.

“BH Nevada” means Black Hills Nevada, LLC, a Delaware limited liability company.

“BH Nevada Operations” means Black Hills Nevada Operations, LLC, a Delaware limited liability company.

“BH Southwest” means Black Hills Southwest, LLC, a Delaware limited liability company.

“BH Valmont” means Black Hills Valmont Colorado, Inc., a Delaware corporation.

“BHNREH” means Black Hills Nevada Real Estate Holdings, LLC, a Delaware limited liability company.

“Black Hills Affiliated Group” has the meaning set forth in Section 6.9(a)(i).

“Black Hills Marks” means the name “Black Hills” and other registered or unregistered trademarks, services marks, trade names, logos, designs or color schemes featuring the name “Black Hills”, or any derivative, abbreviation or variation thereof owned or used by Seller.

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties contained in Sections 5.1 and 5.2.

“Buyer Indemnitee” has the meaning set forth in Section 8.1(b).

“Buyer LC” has the meaning set forth in Section 6.16.

“Buyer Material Adverse Effect” has the meaning set forth in Section 5.3(a).

“Buyer’s Required Regulatory Approvals” has the meaning set forth in Section 5.3(b).

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” has the meaning set forth in Section 3.3(a).

“Closing Statement” has the meaning set forth in Section 3.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Operation Date” means the date on which commercial operation of the Valencia Project shall have commenced as evidenced by delivery to Seller of (a) a certified copy of the COD Response (as such term is defined in the Valencia PPA), by which PNM confirms its acceptance of Commercial Operation (as such term is defined in the Valencia PPA) in accordance with Section 4.9(b) of the Valencia PPA and (b) a certified copy of the “Substantial Completion Certificate” (as such term is used in Section 4.10(c) of the Valencia PPA).

“Commercially Reasonable Efforts” means efforts which are reasonably necessary to cause, or assist in, the consummation of the transactions contemplated by this Agreement and which do not require the performing Party to expend funds, incur expenses or assume liabilities other than those which are reasonable in nature and amount within the context of the transactions contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

“Confidentiality Agreement” means, collectively, (a) the Confidentiality Agreement, dated October 30, 2007, by and between Black Hills Corporation and Hastings Fund Management (USA) Inc. and (b) the Confidentiality Agreement, dated October 31, 2007, by and between Black Hills Corporation and JPMorgan IIF Acquisitions LLC.

“Continuing Employees” has the meaning set forth in Section 6.18(a).

“Current Assets” has the meaning set forth on Exhibit B.

“Current Liabilities” has the meaning set forth on Exhibit C.

“Debt Commitment Letter” has the meaning set forth in Section 6.16.

“Default Interest Rate” means a rate of interest payable at the lesser of LIBOR plus 1%, or the maximum rate permitted by applicable law.

“Desert Arc I” means Desert Arc I, LLC, a Delaware limited liability company.

“Desert Arc II” means Desert Arc II, LLC, a Delaware limited liability company.

“Designated Independent Accounting Firm” has the meaning set forth in Section 3.3(d).

“Direct Claim” has the meaning set forth in Section 8.2(c).

“E-Next” means E-Next A Equipment Leasing Company, LLC, a Delaware limited liability company.

“Employees” means all individuals employed by the Target Entities immediately prior to the Closing.

“Environmental Claim” means any and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of any Hazardous Substances.

“Environmental Condition” means the presence or Release to the environment at the site of the Project Facilities of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from the site of the Project Facilities.

“Environmental Laws” means all applicable Federal, state and local, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. “Environmental Laws” include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic

Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Chemical Facility Anti-Terrorism Standards; Final Rule (6 C.F.R. Part 27), and all applicable other state laws analogous to any of the above.

“Environmental Permit” has the meaning set forth in Section 4.20(a)(v).

“Equity Commitment Letter” has the meaning set forth in Section 6.16.

“ERISA” has the meaning set forth in Section 6.18(c).

“Excluded Agreements” means any agreement pertaining to the Excluded Assets.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 8.1(h).

“Excluded Taxes” has the meaning set forth in Section 8.1(h)(i).

“Exon-Florio” means Section 721 of the Defense Production Act of 1950, as amended.

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

“Financial Statements” has the meaning set forth in Section 4.16.

“Financing” has the meaning set forth in Section 6.16.

“Fountain Valley Power” means Fountain Valley Power, LLC, a Delaware limited liability company.

“Fountain Valley Project” means that certain 240 megawatt (nominal) natural gas-fired peaking simple cycle facility located in El Paso County, Colorado, approximately 19 miles north of Pueblo, Colorado.

“FVP Buyer LC” has the meaning set forth in Section 6.16.

“FVP Closing” has the meaning set forth in Section 11.2.

“FVP Closing Date” has the meaning set forth in Section 11.2.

“FVP Forfeiture Fees” has the meaning set forth in Section 9.3.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.

“GE” has the meaning set forth in Section 6.15(b).

“GE Contract” has the meaning set forth in Section 6.15(b).

“Governmental Authority” means any federal, state or local governmental, regulatory or administrative agency, commission, department or board, court or arbitrating body.

“Guarantee Liabilities” has the meaning set forth in Section 2.4.

“Guaranteed Obligations” has the meaning set forth in Section 12.1(a).

“Guarantor” has the meaning set forth in Section 12.1(a).

“Harbor Cogen” means Harbor Cogeneration Company, LLC, a Delaware limited liability company.

“Harbor Project” means that certain 98 megawatt (nominal) natural gas-fired peaking combined cycle facility located in Los Angeles County, California, near the Port of Long Beach, California.

“Harbor Termination Payments” has the meaning set forth in Exhibit C.

“Hazardous Substances” means (a) any petrochemical, petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof), oil, radioactive materials, radon gas, toxic mold, methyl tertiary butyl ether, polychlorinated biphenyls, asbestos-containing materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state or local Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes), or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

“Indebtedness” means, without duplication, all obligations to any Person (other than any of the Target Entities) of any of the Target Entities (a) for borrowed money, whether funded or unfunded, secured or unsecured, or with respect to deposits or advances of any kind, (b) evidenced by bonds, debentures, notes or similar instruments, (c) in respect of the deferred purchase price of property or services (excluding accounts payable and other current liabilities incurred in the ordinary course of business consistent with past practice which would be reflected in Working Capital), (d) in respect of capital lease obligations, (e) with respect to interest rate and currency cap, collar, hedging or swap agreements, (f) conditional sale or other title retention agreements, (g) reimbursement obligations with respect to letters of credit, bankers acceptances, surety bonds and performance bonds issued for the account of any Target Entity and (h) under guarantee by or subject to any support or keepwell agreement with any of the Target Entities on account of any of the foregoing types of Indebtedness of any other Person, in each case, including the outstanding principal amount of such Indebtedness, together with all interest accrued thereon and all prepayment penalties or other costs and charges associated therewith.

“Indemnifiable Loss” has the meaning set forth in Section 8.1(a).

“Indemnification Agreement” means the Indemnification Agreement by and between the City of Long Beach and Indeck Harbor, L.L.C., dated as of September 27, 1995, as described on Schedule 6.10(b), as amended, modified, supplemented or replaced from time to time.

“Indemnifying Party” has the meaning set forth in Section 8.1(d).

“Indemnitee” has the meaning set forth in Section 8.1(c)(i).

“Independent Accounting Firm” means an independent accounting firm of national reputation.

“Initial Closing Statement” has the meaning set forth in Section 3.3(b).

“Inspection” means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its agents or Representatives with respect to the Project Facilities.

“Insurance Policies” has the meaning set forth in Section 4.4.

“Intellectual Property Rights” means all common law and statutory rights associated with patents and industrial designs, copyrights, trademarks, trade names, service marks, service names, know-how, processes, trade secrets, inventions, proprietary rights, confidential information, formulae, research, databases, domain names, software and computer programs.

“Intercompany Benefit Plans” has the meaning set forth in Section 2.2(e).

“Investor Subsidiaries” means BH Nevada, Desert Arc I and Desert Arc II.

“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“Knowledge” means the current actual knowledge of Maurice Klefeker, David Rhodes, Fred Carl, George Tatar, Keith Miller and Shannon Ross.

“LC Banks” means Westpac Banking Corporation and Bank of America, N.A.

“Leased Real Property” means the leases for land and improvements to which any of the Target Entities are party.

“LIBOR” means a rate per annum (rounded upwards if necessary, to the nearest 1/16th of 1%) equal to the arithmetic mean of the offered rate for three month deposits in dollars in the London Interbank Market at approximately 11:00 a.m. (London time), which appears on the Telerate Screen designated as Page 3570 of the Reuters Monitor Money Rates Service.

“Liens” means any mortgages, pledges, liens, security interests, adverse claims or interests, conditional and installment sale agreements, activity and use limitations, conservation or other easements, voting rights, options, put or call rights, rights of first offer or first refusal, restrictive covenants, deed restrictions, leases, licenses, other rights of occupancy or any other encumbrances or charges of any kind.

“LV Cogen” means Las Vegas Cogeneration Limited Partnership, a Nevada limited partnership.

“LV Cogen II” means Las Vegas Cogeneration II, LLC, a Delaware limited liability company.

“LV Cogen Energy” means Las Vegas Cogeneration Energy Financing, LLC, a Delaware limited liability company.

“LV I Project” means that certain 53 megawatt (nominal) natural gas-fired peaking combined cycle facility located in Clark County, Nevada, approximately 5 miles from Las Vegas, Nevada.

“LV II Project” means that certain 224 megawatt (nominal) natural gas-fired peaking combined cycle facility located in Clark County, Nevada, approximately 5 miles from Las Vegas, Nevada.

“Made Available” shall mean provided in written or electronic format to, or open for reasonable inspection (either (a) electronically or (b) in written format at the Project Facilities) by, Buyer, its agents, Representatives or Affiliates.

“Major Project Contracts” means all of the Project Contracts, with respect to each Project Company, other than those which involve revenues or expenditures, whether actual or contingent, by such Project Company of less than $500,000 in any year.

“Material Adverse Effect” means (a) any matter that individually or taken as a whole with all other matters has had or is reasonably likely to cause a material and adverse change in, or effect on, the assets or condition (financial or otherwise) of the Target Entities, considered as a whole, or the business, operations or results of operations of the Target Entities, considered as a whole, or (b) any material impairment of the ability of any Party to perform its obligations under this Agreement; provided, however, that the term Material Adverse Effect shall not include any state of facts, circumstance, change, development, effect, condition or occurrence to the extent resulting from (i) conditions that generally affect the electric generation industry, (ii) conditions affecting the United States economy or financial or capital markets generally, (iii) changes in legal, accounting or regulatory requirements, except, in the case of clauses (i) - (iii), to the extent such matters have an effect on the Target Entities that is disproportionate in any material respect to the effect on other similarly situated participants in the same industry, (iv) the announcement or performance of this Agreement and of the transactions and obligations contemplated hereby and (v) any action taken, or omitted to be taken, by Seller at the written request or with the express prior written consent of Buyer.

“Material Buyer Consents” has the meaning set forth in Section 5.3(a).

“Material Contract” has the meaning set forth in Section 6.1.

“Material Seller Consents” has the meaning set forth in Section 4.3(a).

“New 125 Plan” has the meaning set forth in Section 6.18(b).

“Objection Notice” has the meaning set forth in Section 3.3(d).

“Owned Real Property” means the land and improvements owned by any Target Entity.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means (a) statutory Liens for taxes and other governmental charges not yet due and payable, (b) Liens securing the payment of Taxes that are either due but not delinquent or being contested in good faith and for which adequate reserves in accordance with GAAP have been established, (c) mechanics’, carriers’, workers’, warehouse and other similar Liens arising in the ordinary course of business relating to obligations as to which a Project Company is not in default, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations issued by Governmental Authorities, (e) Liens, imperfections in title, charges, easements and restrictions which, individually or in the aggregate, neither materially detract from the value of the Acquired Companies Membership Interests nor materially impair the intended use of the property subject thereto, (f) Liens required to be created by this Agreement, the Major Project Contracts or the Acquired Companies Agreements, (g) those title exceptions (i) listed on Schedule B of the existing title policies or Schedule B of any title commitments or preliminary title reports, as applicable, provided to Buyer by Seller prior to the date hereof as described on Schedule 4.6(b) with respect to the real property included in the transactions contemplated hereby, or (ii) disclosed on the surveys provided by Seller to Buyer prior to the date hereof as described on Schedule 4.6(a) and (h) those additional exceptions listed on Schedule 4.6(b).

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

“PIPA” has the meaning set forth in Section 7.2(g).

“PNM” means the Public Service Company of New Mexico.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

“Project” means one or all of the following, as the case may require: the Arapahoe Project, the Fountain Valley Project, the Harbor Project, the LV I Project, the LV II Project, the Valencia Project and the Valmont Project.

“Project Companies” means BH Colorado, Fountain Valley Power, Harbor Cogen, LV Cogen, LV Cogen II and Valencia Power.

“Project Company Agreement” means, for each of the Project Companies, the limited liability company agreement, partnership agreement, by-laws or other organizational document of such Project Company.

“Project Company Interests” means, in respect of each Project Company, the ownership interest of each Person listed as a direct parent with respect to such Project Company as set forth in Schedule 4.14, together with all of the rights and obligations of such Person under the Project Company Agreement for such Project Company, including without limitation, its rights and obligations as a member, stockholder, or general or limited partner, as the case may be, under such Project Company Agreement or applicable law.

“Project Contracts” means, with respect to a Project Company, all contracts, agreements and commitments, including without limitation, mortgages, indentures and loan agreements, to which such Project Company is a party.

“Project Facilities” means those facilities, land, fixtures, equipment and other assets owned, leased, or operated by the Target Entities.

“Project Permits” means, with respect to each Target Entity, the material permits, licenses, or similar authorizations from any Governmental Authority required with respect to the business or property of such Target Entity as presently conducted or owned.

“Proprietary Information” of a Party means all confidential information about the Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives regardless of the manner or medium in which it is furnished, including information provided to a Party pursuant to the Confidentiality Agreement. In addition, after the Closing Date, for purposes of Section 6.2(b), Proprietary Information includes any confidential information regarding the Target Entities or the transactions contemplated by this Agreement. Proprietary Information does not include information that (a) is or becomes generally available to the public (other than as a result of a disclosure by the other Party or its Representatives in violation of a confidentiality agreement), (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives, (c) becomes available to the other Party on a nonconfidential basis from a Person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement, or is not under any obligation not to transmit the information to the other Party or its Representatives, or (d) is independently developed by the other Party.

“Purchase Price” has the meaning set forth in Section 3.2.

“Real Property” means collectively, the Owned Real Property and the Leased Real Property.

“Release” means any presence, release, spill, leak, migration, seep, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

“Representatives” of a Party means its directors, officers, employees, consultants, agents, partners, financing sources and advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and the Party’s direct and indirect parents, other controlling persons and their respective Affiliates.

“Securities Act” has the meaning set forth in Section 5.6.

“Seller” has the meaning set forth in the Preamble.

“Seller 125 Plan” has the meaning set forth in Section 6.18(b).

“Seller 401(k) Plan” has the meaning set forth in Section 6.18(c).

“Seller Assignee” has the meaning set forth in Section 6.11.

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Sections 4.1, 4.2, 4.5, 4.14, 4.15 and 4.18.

“Seller Health Plan” has the meaning set forth in Section 6.18(a).

“Seller’s Indemnitee” has the meaning set forth in Section 8.1(a).

“Seller’s Required Regulatory Approvals” has the meaning set forth in Section 4.3(b).

“Service Subsidiaries” means BH Valmont, BHNREH, E-Next, LV Cogen Energy and Sunco.

“Shared Assets and Services” means (a) any equipment, hardware, software, materials, technologies, (b) services, including those required for telecommunications, human resources, logistics and accounting and (c) their related Intellectual Property Rights, in each case (i) purchased or licensed by Seller or any of its Subsidiaries other than any of the Target Entities primarily for the benefit of Seller and/or any of its Affiliates or Subsidiaries (other than the Target Entities), and/or which are shared among any of the Target Entities, on the one hand, and Seller and/or any Affiliates or Subsidiaries of Seller (other than the Target Entities), on the other hand but which are primarily for the benefit of Seller and/or any of its Affiliates or Subsidiaries (other than the Target Entities) and (ii) described in reasonable detail (including, in the case of any tangible assets, the location thereof) on Schedule 2.2(f).

“Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.

“Subsidiary” when used in reference to any Person means any entity (a) of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such Person, or (b) that does not have outstanding shares or securities but whose ownership interest representing the right to manage such entity is now or hereafter owned and controlled by such Person directly or indirectly.

“Sunco” means Sunco, Ltd., a Limited Liability Company, a Nevada limited liability company.

“Target Entities” means the Acquired Companies, the Investor Subsidiaries, the Service Subsidiaries and the Project Companies.

“Tax Contest” has the meaning set forth in Section 6.9(c)(i).

“Tax Return” means any return, report, information return, declaration or other document filed or required to be filed with a taxing authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (a) all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local taxing authority, including, but not limited to, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment, use, severance, premium, windfall profits, environment (including taxes under Code Section 59A), capital stock, unemployment, disability, registration, alternative or add-on minimum or other taxes, including any interest, penalties or additions imposed with respect thereto and (b) any transferee liability in respect of any items described in clause (a) above resulting from a transfer of assets that occurred prior to the Closing Date.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Termination Fee” has the meaning set forth in Section 9.3.

“Third Independent Accounting Firm” has the meaning set forth in Section 3.3(d).

“Third Party Claim” has the meaning set forth in Section 8.2(a).

“Transition Services Agreement” has the meaning set forth in Section 3.5(k).

“Transfer Taxes” has the meaning set forth in Section 6.9(e).

“Treasury Regulations” means the income tax regulations promulgated by the United States Department of Treasury under the Code, including temporary regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Valencia Builders Risk Policy” means the Property Insurance coverage, issued by FMIC, Policy No. FR327, effective June 1, 2007, and expiring on October 1, 2008 for Valencia Power.

“Valencia Construction Contract” means the Agreement between Owner and Contractor for Construction Contract between Valencia Power, Black Hills Generation Inc. and TIC - The Industrial Company, effective as of August 11, 2007.

“Valencia General Liability Policy” means the Energy Industries General Liability Insurance coverage, issued by Chubb, Policy No. 3588-41-39, effective October 26, 2007, and expiring on June 1, 2008 for Valencia Power.

“Valencia Power” means Valencia Power, LLC, a New Mexico limited liability company.

“Valencia PPA” means the Power Purchase Agreement between Valencia Power and PNM, dated as of April 18, 2007.

“Valencia Project” means that certain 149 megawatt (nominal) gas-fired simple cycle facility under construction located in Belen, New Mexico.

“Valmont Project” means that certain 80 megawatt (nominal) natural gas-fired peaking simple cycle facility located in Boulder, Colorado.

“WARN Act” has the meaning set forth in Section 6.18(e).

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Amount” has the meaning set forth in Section 3.3(a).

1.2       Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term “includes” or “including” shall mean “including without limitation.” References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

ARTICLE II

PURCHASE AND SALE

2.1       Transfer of Stock and Membership Interests. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Liens, and subject to Section 2.2 and the other terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the Acquired Companies Membership Interests.

2.2       Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets of the Target Entities, which are hereby specifically excluded from the sale (the “Excluded Assets”):

(a)       All cash and cash equivalents (including marketable securities), other than cash accounts maintained by the Target Entities for third parties, checkbooks, canceled checks and bank deposits;

(b)       All refunds or credits of or against Excluded Taxes or any other Taxes that are the responsibility of Seller pursuant to this Agreement;

(c)	The Black Hills Marks;

(d)       The assets of any employee benefit plan covering employees of the Acquired Companies or any of their respective Affiliates, other than the assets of the Seller 125 Plan and the Seller 401(k) Plan held for the benefit of employees of the Acquired Companies;

(e)       The Benefit Plans identified on Schedule 4.8 (collectively, the “Intercompany Benefit Plans”);

(f)	All Shared Assets and Services;
(g)	The assets set forth on Schedule 2.2(g); and

(h)       The Insurance Policies set forth on Schedule 4.4, other than the Valencia Builders Risk Policy.

2.3       Transfer of Excluded Assets and Discharge of Certain Liabilities. Not later than immediately prior to the Closing, Seller shall cause each of the Target Entities to transfer all Excluded Assets to Seller or one or more of Seller’s Affiliates, and Seller shall cause the Target Entities, as applicable, to be discharged and released from all liabilities and obligations arising under or in connection with the Excluded Assets and the Excluded Agreements. Seller shall be responsible for, and shall indemnify Buyer from and against, all costs and expenses, including Taxes associated with such transfer which may be incurred or assessed as a result of such transfer.

2.4       Guarantee Liabilities. Buyer shall use Commercially Reasonable Efforts to cause the release and discharge of Seller and any Affiliate of Seller (other than the Target Entities) from their obligations under the guarantee or other credit support agreements (the “Guarantee Liabilities”) listed on Schedule 2.4 as of the Closing Date. Without limiting the foregoing, Buyer agrees to cause the issuance of one or more substitute letters of credit in favor of the beneficiaries of the Guarantee Liabilities in an effort to compel such release and discharge. Seller shall, and shall cause its Affiliates to, cooperate with Buyer to the extent reasonably requested by Buyer to cause the release and discharge of Seller and to acquire substitute guarantees or other credit support agreements. In the event a beneficiary of any such Guarantee Liability withholds its consent to the release and discharge of Seller and any Affiliate of Seller (other than the Target Entities), Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any Indemnifiable Losses suffered or incurred by them in connection with any of the Guarantee Liabilities that remain outstanding following the Closing Date with respect to any matters arising from and after the Closing Date and agrees to cause the issuance of one or more letters of credit in favor of Seller as of the Closing Date on a back-to-back basis with respect to any such outstanding Guarantee Liability in respect of Buyer’s obligations of indemnification.

ARTICLE III

THE CLOSING

3.1       Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, the sale and delivery of the Acquired Companies Membership Interests to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the “Closing”), to be held at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York at 10:00 a.m. local time, or another mutually acceptable time and location, as promptly as reasonably practicable, but in any event no later than five (5) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article VII of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist or such other date as the Parties may mutually agree. The date of Closing is hereinafter called the “Closing Date.” The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

3.2       Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Acquired Companies Membership Interests, at Closing, Buyer will pay or cause to be paid to Seller at the Closing an aggregate amount of Eight Hundred Forty Million Dollars ($840,000,000) subject to adjustment as provided in Section 3.3 (the “Purchase Price”) by wire transfer of immediately available funds denominated in U.S. Dollars or by such other means as are agreed upon by Seller and Buyer. Subject to Article XI of this Agreement, the amount payable by Buyer at Closing shall be determined in accordance with Section 3.3(c).

3.3	Purchase Price Adjustment.

(a)       The Purchase Price is premised upon the Target Entities having as of the Closing Date no Indebtedness and delivering to Buyer an aggregate Working Capital of Twenty-Five Million Dollars ($25,000,000) (the “Working Capital Amount”). Accordingly, the Purchase Price shall be (i) (A) increased by the amount, if any, by which the aggregate Working Capital of the Target Entities as of the Closing Date is greater than the Working Capital Amount, or (B) decreased by the amount, if any, by which the aggregate Working Capital of the Target Entities as of the Closing Date is less than the Working Capital Amount and (ii) decreased by the amount, if any, of the aggregate outstanding principal amount of all Indebtedness of any Target Entities as of the close of business on the Closing Date (without giving effect to the transactions contemplated herein) (“Closing Indebtedness”). Any such adjustment to the Purchase Price shall be effected in accordance with this Section 3.3 (the “Adjustment”).

(b)       Seller agrees to prepare and deliver to Buyer at least five (5) Business Days prior to the Closing Date an unaudited consolidated balance sheet and income statement for the Target Entities reflecting the financial condition of the Target Entities as of the most recent month end prior to the Closing Date, together with a statement setting forth (i) Seller’s good faith estimate of the aggregate Working Capital of the Target Entities as of the Closing Date , (ii) Seller’s good faith estimate of Closing Indebtedness, if any, and (iii) the Adjustment, if any, pursuant to clauses (i) and (ii) of Section 3.3(a), above (the “Initial Closing Statement”). Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller an unaudited consolidated balance sheet and income statement reflecting the financial condition of the Target Entities as of the Closing Date, together with a statement setting forth (1) the aggregate Working Capital of the Target Entities as of the Closing Date, (2) the Closing Indebtedness, if any, and (3) the Adjustment, if any, pursuant to clauses (i) and (ii) of Section 3.3(a) above (the “Closing Statement”). Each of Closing Indebtedness, Working Capital, Current Assets and Current Liabilities shall be calculated, and the Initial Closing Statement and the Closing Statement shall be prepared, in a manner consistent with Exhibits B and C and on the basis of the same accounting principles, practices, policies, methods and procedures, consistently applied, as those used in the preparation of the Financial Statements and, in any event, shall be determined in accordance with GAAP.

(c)       If the Initial Closing Statement sets forth an aggregate Working Capital of the Target Entities greater than the Working Capital Amount and a corresponding upward adjustment to the Purchase Price, then the Purchase Price payable on the Closing Date shall be increased by an amount equal to such Adjustment. If the Initial Closing Statement sets forth the aggregate Working Capital of the Target Entities less than the Working Capital Amount and a corresponding downward adjustment to the Purchase Price, then the Purchase Price payable on the Closing Date shall be decreased by an amount equal to such Adjustment. If the Initial Closing Statement sets forth any amount of Closing Indebtedness, then the Purchase Price payable on the Closing Date shall be decreased by an amount equal to such Closing Indebtedness. If the aggregate Working Capital of the Target Entities as set forth on the Closing Statement is different than that included on the Initial Closing Statement, then (i) to the extent that the Working Capital on the Closing Statement is greater than the Working Capital on the Initial Closing Statement, Buyer shall pay to Seller an amount equal to the absolute value of such difference and (ii) to the extent that the Working Capital on the Closing Statement is less than the Working Capital on the Initial Closing Statement, Seller shall pay to Buyer an amount equal to the absolute value of such difference, subject in either case to Section 3.3(d) below. If the amount of Closing Indebtedness as set forth on the Closing Statement is (x) greater than the amount included on the Initial Closing Statement, then Seller shall pay to Buyer an amount equal to the difference or (y) less than the amount included on the Initial Closing Statement, then Buyer shall pay to Seller an amount equal to the difference, subject in either case to Section 3.3(d) below. In each case, such payment shall be made in cash in immediately available funds within twenty (20) days after the date the Closing Statement is provided by Buyer to Seller; provided that if Seller provides Buyer with an Objection Notice prior to such time, the payment shall be made in cash by wire transfer of immediately available funds within two (2) Business Days of the date on which either the Parties resolve all disputes or such disputes are determined by the Designated Independent Accounting Firm or the Third Independent Accounting Firm. The Purchase Price shall be deemed to be increased or decreased (as the case may be) by the amounts calculated under this Section 3.3(c). The Parties agree that for Income

Tax and all other Tax purposes, the Parties shall and shall cause their Affiliates to calculate and timely report such increase or decrease with respect to the Acquired Companies on a separate entity basis.

(d)       Each Party shall make available to the other Party its work papers used to prepare its respective closing statement, and shall cooperate with the other Party in connection with the preparation thereof. Seller shall notify Buyer in writing within twenty (20) days after receipt by Seller of the Closing Statement of any objection to the items set forth therein, which notice shall include a reasonably detailed explanation of the reasons for each objection by Seller (an “Objection Notice”), provided that Seller may only object to the items contained in the Closing Statement to the extent any such item was not prepared in accordance with this Section 3.3 or contains mathematical errors. Any item not so objected to by Seller shall be conclusively deemed to have been approved by Seller and shall be conclusive and binding upon the Parties. If the Parties are unable to resolve such dispute in good faith within thirty (30) days after the date of receipt by Seller of the Closing Statement, then Buyer and Seller shall agree upon and designate an Independent Accounting Firm (the “Designated Independent Accounting Firm”) and the Parties shall use their respective good faith efforts to cause the Designated Independent Accounting Firm, within fifteen (15) days of its appointment, to make a final and binding determination solely of the matters that remain in dispute and were properly included in the Objection Notice, and, based on such resolution, a final and binding determination of the Adjustment amount, if any. If Buyer and Seller are unable to agree upon a Designated Independent Accounting Firm, then each of the Buyer and Seller shall designate one Independent Accounting Firm and the Parties shall use their respective good faith efforts to cause the two Independent Accounting Firms so selected, within ten (10) days after the date on which the later of the two Independent Accounting Firms are appointed, to appoint a third Independent Accounting Firm (the “Third Independent Accounting Firm”). The Parties shall use their respective good faith efforts to cause the Third Independent Accounting Firm, within fifteen (15) days of its appointment, to make a final and binding determination solely of the matters that remain in dispute and were properly included in the Objection Notice, and, based on such resolution, a final and binding determination of the Adjustment amount, if any. The Parties shall instruct the Designated Independent Accounting Firm or the Third Independent Accounting Firm, as the case may be, to act on the following basis: such Independent Accounting Firm shall act as an expert and not as an arbitrator; its terms of reference shall be to determine the appropriate Adjustment within fifteen (15) days of its appointment, having strict regard to the application of the terms of this Agreement to the same (and, for the avoidance of doubt, disregarding other means of calculating the same, to the extent that such means are inconsistent with or not provided for in this Agreement); Buyer and Seller shall each provide such Independent Accounting Firm with all such information as it reasonably requires and the Independent Accounting Firm shall base its decision solely on such written submissions by Buyer and Seller and their respective Representatives; and it may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The final written determination of such Independent Accounting Firm shall (in the absence of fraud or manifest error) be conclusive and binding on the Parties. The Independent Accounting Firm shall not have the power to amend or modify any terms of this Agreement. The costs of the Independent Accounting Firm shall be borne pro rata by Seller and Buyer in proportion to the difference between the Designated Independent Accounting Firm’s or the Third Independent Accounting Firm’s, as the case may be, final determination of any Adjustment amount and each of Buyer’s and Seller’s determination of such Adjustment amount.

(e)       Any disputed amounts shall be paid in accordance with Section 3.3(c) above within ten (10) days after the date the Designated Independent Accounting Firm or the Third Independent Accounting Firm, as the case may be, provides to both Parties its final written determination pursuant to Section 3.3(d) above. Any amount not paid within ten (10) days of when due if not disputed in accordance with Section 3.3(d) above or after final determination of any disputes by the Designated Independent Accounting Firm shall accrue interest at the Default Interest Rate.

(f)        Each of the Parties agrees and undertakes to the other to provide all reasonable access, necessary data and information, and to assist in the calculations referred to in this Section 3.3. The Parties’ rights to indemnification pursuant to Article VIII (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect the Parties’ rights to a full purchase price adjustment pursuant to this Section 3.3 or vice versa.

3.4       Allocation of the Purchase Price. On or prior to the Closing Date, Buyer and Seller shall mutually agree upon an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) which shall be attached hereto as Annex A. The Parties shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation set forth on Annex A. Buyer and Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be reasonably requested in preparing such allocation. Neither Seller nor Buyer shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

3.5       Deliveries by Seller. At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(a)       The Acquired Companies ownership ledgers marked with appropriate notations evidencing the transfer of the Acquired Companies Membership Interests to Buyer;

(b)       Resignations of all directors and officers of the Target Entities effective upon the Closing;

(c)       Copies of any and all of Seller’s Required Regulatory Approvals and Material Buyer Consents, the receipt of which are conditions to the consummation of the transactions contemplated hereby pursuant to Section 7.2(c) and Section 7.1(j), respectively.

(d)       The commitment of the applicable Title Company as of the Closing Date to issue, at Buyer’s expense, with respect to the Real Property:

(i)        ALTA extended coverage owner’s title insurance policies in the amounts reasonably requested by Buyer but not to exceed the Purchase Price allocated to the Real Property or the fair market value of the applicable Real Property insuring a fee simple or leasehold title to the Real Property in the applicable Target Entity for each project site together with the appurtenant easements recorded in the real property records or identified on Schedule 4.6(a) (A) dated as of the Closing Date, (B) subject only to Permitted Liens and (C) including any endorsements reasonably requested by Buyer, which can be included without material liability to Seller, or

(ii)       an endorsement to any existing owner’s coverage title insurance policies insuring the applicable Target Entity and delivered to Buyer which shall include (A) updating the date of the existing title policy to the Closing Date, (B) insuring over any matter which is not a Permitted Lien and (C) including any amendments or endorsements reasonably requested by Buyer, which can be included without material liability to Seller;

(e)	The officer’s certificates contemplated by Section 7.1(f);

(f)        Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

(g)       A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

(h)       A Certificate of Good Standing with respect to Seller issued by the Secretary of State of the State of Delaware;

(i)        Certificates of Good Standing with respect to the Acquired Companies issued by the Secretaries of State of the states of their respective jurisdictions of formation;

(j)        Copies of the written evidence that the Commercial Operation Date has occurred as contemplated by the definition of such term in Section 1.1 and a certificate from an authorized officer of Seller to the effect that, other than any amounts then disputed in good faith with respect thereto (notice of which dispute shall have been provided to Buyer) and otherwise treated as an Excluded Liability hereunder, there are no accrued and unpaid liquidated damages or other payments then due under the Valencia PPA or Valencia Construction Contract and that, except as and to the extent otherwise reflected in Current Liabilities, all supplier and contractor invoices and other out-of-pocket expenses incurred in connection with the construction of the Valencia Project have been fully paid;

(k)       The Transition Services Agreement between Seller and Buyer, with such terms and conditions as the parties shall mutually agree, including as set forth in Schedule 3.5(k), duly executed by Buyer (the “Transition Services Agreement”);

(l)        All of the books and records, including operating manuals and procedures, of the Target Entities that are held by Seller or any Target Entity, which are not located at the Project Facilities;

(m)      An Assignment and Assumption Agreement, in customary form, executed by Seller providing for the assignment to Buyer of Seller’s rights and Buyer’s assumption of Seller’s obligations under the GE Contract (the “Assignment and Assumption Agreement”) in the event Seller obtains GE’s consent to such assignment; and

(n)       Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.6       Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

(a)       The Purchase Price (as adjusted by the Adjustment on the Initial Closing Statement) by wire transfer of immediately available funds in accordance with Seller’s instructions or by such other means as may be agreed to in writing by Seller and Buyer;

(b)	The officer’s certificates contemplated by Section 7.2(f);

(c)       Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

(d)       A certificate of the Secretary or Assistant Secretary of Buyer, identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, and the other agreements contemplated hereby;

(e)	The Transition Services Agreement, duly executed by Seller;

(f)        The Assignment and Assumption Agreement executed by Buyer in the event Seller obtains GE’s consent to such assignment;

(g)       Copies of any and all Buyer’s Required Regulatory Approvals, the receipt of which are conditions to the consummation of the transactions contemplated hereby pursuant to Section 7.1(c); and

(h)       Such other agreements, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.7       Mutual Delivery. At the Closing, Seller and Buyer shall execute and deliver to the LC Banks a notice of termination of each Buyer LC (including the FVP Buyer LCs) signed by an authorized officer of each of Seller and Buyer in such form reasonably requested by Buyer; provided, that, notwithstanding anything to the contrary contained herein, in the event the Closing occurs without the sale of BH Fountain Valley and BH Fountain Valley II in accordance with Section 11.1, (a) such termination of Buyer LCs shall not include the termination of the FVP Buyer LCs in the amount of the FVP Forfeiture Fees determined in accordance with the last sentence of Section 9.3 and (b) at the FVP Closing, Seller and Buyer shall execute and deliver to the LC Banks a notice of termination of each FVP Buyer LC signed by an authorized officer of each of Seller and Buyer in such form reasonably requested by Buyer.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER

Seller represents and warrants to Buyer as follows:

4.1       Organization; Qualification. Each of Seller and each Target Entity is a limited liability company, corporation or limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction under which it was incorporated or formed as indicated on Schedule 4.14. Each Target Entity has all requisite corporate, limited partnership or limited liability company power and authority to own or to lease and to operate its material properties and assets and to carry on its businesses as is now being conducted. Each Target Entity is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business, as now being conducted, shall require it to be so qualified, except where the failure to be so qualified has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Seller has Made Available to Buyer true, complete and correct copies of the certificate of incorporation and bylaws, or certificate of formation and limited liability company agreement or certificate of limited partnership and partnership agreement, as applicable, of Seller and each Target Entity, in each case as amended and as currently in effect. None of the Target Entities is in material violation of any of the provisions of its certificate of formation, limited liability company operating agreement or other organizational documents.

4.2       Authority Relative to this Agreement. Seller has full corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated by it hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and this Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3	Consents and Approvals; No Violation.

(a)       Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach or violation of any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or partnership agreement of the Target Entities, or (ii) assuming receipt of the consents set forth on Schedule 4.3(a) (the “Material Seller Consents”) and Seller’s Required Regulatory Approvals, require any material consent, approval, authorization, waiver of any right of first refusal, right of first offer or similar preemptive right, or permit of, or filing with, any Person, or result in a default (or give rise to any right of termination, consent, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, material agreement or other instrument or obligation to which Seller, any of the Target Entities is a party or by which it may be bound, or (iii) constitute violations in any material respect of any law, regulation, order, judgment or decree applicable to Seller or any Target Entity.

(b)       Except as set forth on Schedule 4.3(b), (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as the “Seller’s Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority by or for Seller or any Target Entity is necessary for the execution and delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby, other than (i) such consents, approvals, filings or notices which, if not obtained or made, will not prevent Seller or any of the Target Entities from performing its material obligations hereunder and (ii) such consents, approvals, filings or notices which become applicable to Seller or any Target Entity as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

4.4       Insurance. Schedule 4.4 sets forth a complete and correct list of all material policies of fire, liability, workers’ compensation and other forms of insurance owned or held by, or on behalf of, Seller or any Target Entity (the “Insurance Policies”) with respect to the business, operations or employees of any of the Target Entities. All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. There are no material pending claims by Seller or any of its Subsidiaries or Affiliates with respect to the businesses of the Target Entities under any of the Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies.

4.5	Title and Related Matters.

(a)       Seller has good and valid title to the Acquired Companies Membership Interests, free and clear of all Liens. Except as set forth on Schedule 4.5(a), upon delivery of and payment for the Acquired Companies Membership Interests at Closing, Buyer will acquire good and valid title to all of the Acquired Companies Membership Interests, free and clear of all Liens, other than Liens created by Buyer. Except as set forth on Schedule 4.5(a), each Person listed on Schedule 4.14 as being the direct parent of a Target Entity is the record and beneficial owner of all of the issued and outstanding shares of capital stock or membership interests, as applicable, of such Target Entity and has good and valid title to such capital stock or membership interests, as applicable, free and clear of all Liens. Except as set forth on Schedule 4.5(a), each Person listed on Schedule 4.14 as being the direct parent of a Project Company is the record and beneficial owner of all such Project Company Interests free and clear of all Liens.

(b)       Except as set forth on Schedule 4.5(b), each of the Target Entities has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, the Project Facilities and all of the other tangible and intangible assets of the Target Entities (other than the Real Property, which is the subject of Section 4.6), in each case free and clear of any Liens, other than Permitted Liens.

4.6	Real Property.

(a)       Schedule 4.6(a) sets forth a complete and correct list of all Real Property, together with all appurtenant rights used in connection with such Real Property.

(b)	Except as set forth on Schedule 4.6(b):

(i)        Each Target Entity, as applicable, has good, valid and marketable fee simple title to all of the Owned Real Property, and such properties are not subject to any Lien, other than Permitted Liens. Seller has delivered, or caused to be delivered, to Buyer copies of all title policies or title commitments, surveys, plans, zoning information or letters and other material documents in the possession of Seller or the Target Entities with respect to such Owned Real Property.

(ii)       All leases pursuant to which such Target Entity leases real property are valid and are enforceable against such Target Entity, and, to the Knowledge of Seller and the applicable Target Entity, enforceable by such Target Entity, in each case in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Seller has Made Available to Buyer complete and accurate copies of all leases with respect to the Leased Real Property, including any agreements, licenses, subleases, guaranties and any extensions, renewals, amendments or modifications thereof with respect to such Leased Real Property. Each lessee of Leased Real Property has a good, valid and undisturbed leasehold interest in the Leased Real Property, in each case free and clear of any Liens except for Permitted Liens.

(iii)      With respect to all of the Real Property, except for temporary non-material use of the Real Property in furtherance of the business of the Target Entities in the ordinary course and in accordance with applicable legal requirements, neither Seller nor any of its Subsidiaries or Affiliates (including the Target Entities) has leased, subleased or otherwise granted to any Person (other than the Target Entities), the right to use or occupy the Real Property or any portion thereof.

(iv)      There are no pending, or to the Knowledge of Seller, threatened, condemnation or eminent domain proceedings, lawsuits or administrative actions relating to the Real Property. The Target Entities have reasonably sufficient rights of ingress and egress with respect to the applicable Real Property pursuant to public streets and roads or by easements or permits.

4.7       Labor Matters. There are no collective bargaining agreements to which any of the Target Entities is a party or is subject, nor is any such contract presently being negotiated. With respect to the business or operations of any of the Target Entities, except to the extent set forth on Schedule 4.7, each of the Target Entities is in compliance in all material respects with all applicable laws respecting labor relations, workplace safety, employment and employment practices, terms and conditions of employment and wages and hours.

4.8       Benefit Plans. Schedule 4.8 lists all (a) deferred compensation, profit-sharing, retirement and pension plans, including multi-employer plans, and all material bonus, fringe benefit and other employee benefit plans or arrangements maintained or with respect to which contributions are made by the Acquired Companies or any of their respective Affiliates in respect of the current or former employees of any of the Target Entities connected with the business or operations of any of the Target Entities or with respect to which any of the Target Entities has any actual or contingent liability (“Benefit Plans”) and (b) each employment, consulting, change in control or severance agreement in respect of the employees of any of the Target Entities and with respect to which any of the Target Entities may have any actual or contingent liability (collectively, “Benefit Agreements”). All Benefit Plans and Benefit Agreements established, maintained, sponsored or contributed to by the Target Entities or with respect to which any of the Target Entities may have any actual or contingent liability are separately identified on Schedule 4.8. All Benefit Plans and Benefit Agreements have been operated in accordance with their terms and applicable law in all material respects. True and complete copies of all Benefit Agreements have been Made Available to Buyer. There is no contract, agreement, plan, or arrangement to which any of the Target Entities is a party, covering any employee or former employee of any such entity that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible by Buyer or the Target Entities by reason of Section 280G of the Code.

4.9	Contracts and Leases.

(a)       Schedule 4.9(a) sets forth a complete and correct list of each Acquired Companies Agreement and each Major Project Contract other than any contract, license, agreement or real or personal property lease which is listed or described on another Schedule or which is an Excluded Asset or Excluded Agreement. Except as set forth on Schedule 4.9(a), none of the Target Entities is a party to or is bound by any (i) contracts respecting Indebtedness; (ii) joint venture agreements, partnership agreements, limited liability company agreements and each similar type of contract involving a sharing of profits, losses, costs or liabilities with any other Person; (iii) contracts which materially restrict the ability of the Target Entities to engage in the type of business in which they are currently principally engaged, or the ability of an Affiliate from time to time of the Target Entities to engage in any type of business; (iv) stock option contracts, warrants and convertible securities for the issuance of capital stock of any of the Target Entities; (v) contracts restricting the transfer of capital stock of any of the Target Entities, obligating any of the Target Entities to issue or repurchase its capital stock or relating to the voting or the election of directors of any of the Target Entities; (vi) contracts relating to the acquisition or sale of or by any of the Target Entities or of any operating business or the capital stock or other ownership interest of any other Person under which any of the Target Entities has a continuing liability or obligation; (vii) contracts under which there is a material surviving indemnification obligation or continuing obligation to pay any “earnout” payment, deferred or contingent purchase price, or any similar payment respecting the purchase of any business or assets; (viii) contracts between Seller or any of its Subsidiaries or Affiliates (other than the

Target Entities), on the one hand, and any of the Target Entities, on the other, and contracts between any officer or director of any of the Target Entities, or in the case of any individual, any immediate family member of any of the foregoing, on the one hand, and any of the Target Entities, on the other; (ix) material leases for personal property; or (x) contracts (or series of related contracts) relating to any outstanding commitment for capital expenditures in excess of $500,000 individually or $5,000,000 in the aggregate.

(b)       Except as disclosed in Schedule 4.9(b), each Acquired Companies Agreement and each Major Project Contract listed on Schedule 4.9(a) and each lease for Leased Real Property (i) constitutes a legal, valid, binding and enforceable obligation of such Target Entity thereof, party thereto and, to the Knowledge of Seller, constitutes a valid and binding obligation of the other parties thereto and (ii) is in full force and effect.

(c)       Except as set forth on Schedule 4.9(c), there are not, under the Acquired Companies Agreements, the Major Project Contracts or the leases for Leased Real Property, any material defaults or events which, with notice or lapse of time or both, would constitute a material default on the part of any of the Target Entities or, to the Knowledge of Seller, any of the other parties thereto. None of the Target Entities or, to the Knowledge of Seller, any other party thereto is in default or breach under the terms of, or has provided any written notice of any intention to terminate or modify, any such Acquired Company Agreement, Major Project Contract or Lease or to materially reduce the use of products or services of any Target Entity or the price it will pay for any product or service under any such Acquired Company Agreement or Major Project Contract.

(d)       With respect to the Indemnification Agreement, Seller is the successor in interest to Indeck Harbor, L.L.C. and has full corporate authority to transfer and assign all of Indeck Harbor, L.L.C.’s rights, title and interest in the Indemnification Agreement to Harbor Cogen, as contemplated in Section 6.10(b). Upon assignment by Seller to Harbor Cogen, to the Knowledge of Seller, the Indemnification Agreement will constitute a valid and binding obligation of the City of Long Beach, in accordance with its terms.

4.10     Legal Proceedings, etc. Except as set forth on Schedule 4.10, there are no claims, actions, investigations or proceedings pending (or to the Knowledge of Seller threatened) against any of the Target Entities before any court, arbitrator or Governmental Authority and to the Knowledge of Seller, there are no facts or circumstances that are reasonably expected to give rise to any such claim, action, proceeding or investigation which, individually or in the aggregate, (a) would reasonably be expected to result, or has resulted, in (i) the institution or threat of legal proceedings to prohibit or restrain the performance by Seller of this Agreement or the consummation of the transactions contemplated hereby or (ii) a material impairment or delay of the ability of Seller to perform its obligations under this Agreement, or (iii) a material impairment of Buyer’s ability to own, operate and maintain the Acquired Companies and the business of the Target Entities in the same manner as they are owned, operated and maintained as of the date hereof; or (b) would be reasonably likely to result in losses exceeding Five Hundred Thousand Dollars ($500,000). Except as set forth on Schedule 4.10, none of the Acquired Companies, no Investor Subsidiary nor any Service Subsidiary is subject to any settlement agreements or similar written contracts with any Governmental Authority or any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or

Governmental Authority, which would, individually or in the aggregate, create a Material Adverse Effect.

4.11	Tax Matters. Except as set forth on Schedule 4.11:

(a)       Each of the Target Entities has duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all material Tax Returns required to be filed by it (after giving effect to any valid extension of time in which to make such filings), and all such Tax Returns were correct in all material respects at the time of filing;

(b)       Each of the Target Entities has complied in all material respects with applicable laws relating to the withholding of Taxes on payments made to employees, independent contractors, creditors, stockholders, members and third parties and the remittance of such withheld amounts to proper Governmental Authorities;

(c)       There are no Liens for Taxes upon the assets or properties of any of the Target Entities, except for Permitted Liens;

(d)       To the Knowledge of Seller, except as set forth on Schedule 4.11, no federal, state or local audits or examinations (“Audits”) have been initiated and are currently in progress with regard to any Taxes or Tax Returns of any of the Target Entities and, to the Knowledge of Seller, none of such entities has received any notice from any taxing authority that any such Audit is currently pending or threatened;

(e)       The Target Entities are not parties to, are not bound by, and have no obligation under, any Tax sharing agreement (other than an agreement solely among members of an Affiliated Group the common parent of which is Black Hills Corporation);

(f)        No power of attorney has been granted by any of the Target Entities relating to Taxes of such entities, which power of attorney is currently in force;

(g)       There are no outstanding agreements entered into by Seller or any of its Affiliates extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any of the Target Entities for any taxable period and no request by Seller or any of its Affiliates for any such waiver or extension is currently pending;

(h)       Each Target Entity, other than BH Valmont, has been at all times during which it has been an Affiliate of Seller disregarded as an entity separate from its owner for U.S. federal income tax purposes;

(i)        None of the Target Entities has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares described in Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution that could otherwise be reasonably expected to constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the purchase by Buyer of the Acquired Companies Membership Interests pursuant to this Agreement; and

(j)        None of the Target Entities (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law that would have continuing effect after the Closing Date, or (ii) has received any private letter ruling of the IRS or comparable ruling of any other Governmental Authority, in either case that would have continuing effect after the Closing Date.

4.12     Compliance With Laws. Except as set forth on Schedule 4.12, each Target Entity is, and, since January 1, 2005, has been, in compliance with all applicable laws, rules and regulations with respect to its business or operations in all material respects. Except as set forth on Schedule 4.12, since January 1, 2007, none of the Target Entities is in receipt of any written notice or other communications in relation to any alleged material violation of any applicable law or regulation from any Governmental Authority, or of any investigation with respect thereto. The Target Entities are not subject to regulation as a “public-utility company” or a “holding company” under the Public Utility Holding Company Act of 2005 or are exempt from FERC regulation with respect to access to books and records.

4.13     Undisclosed Liabilities. Except as set forth on Schedule 4.13, the Acquired Companies and their Subsidiaries, considered as a whole, are not subject to any liability or obligation (whether absolute, contingent or otherwise) that has not been accrued for or reserved against on the balance sheets contained in the Financial Statements, except (a) for recurring liabilities or obligations incurred in the ordinary course of business since December 31, 2007, (b) liabilities that have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (c) liabilities not required under GAAP to be reflected in or reserved against such Financial Statements. There are no off-balance-sheet transactions, arrangements, obligations or relationships attributable to the business of the Target Entities that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14     Subsidiaries. Except as set forth on Schedule 4.14, none of the Target Entities owns any preferred, common or other equity securities of any kind nor any equity or other interests in any other business, legal entity or arrangement. BH Valmont was formed to act as a financing agent during construction at the Arapahoe Project and Valmont Project and, except as otherwise set forth on Schedule 4.14, BH Valmont has not incurred any liabilities or obligations and holds no assets, rights or interests, in each case with respect to the business of the Target Entities.

4.15	Capitalization.

(a)       The Acquired Companies Membership Interests constitute 100% of the membership interests of the Acquired Companies and are owned beneficially and of record by Seller, free and clear of all Liens. The Acquired Companies Membership Interests have been duly authorized and validly issued, and are fully paid and non-assessable. There are no other authorized membership interests of the Acquired Companies other than the membership interests comprising the Acquired Companies Membership Interests. Seller has no obligation, contingent or otherwise, to issue, sell, repurchase, redeem or otherwise acquire any of the Acquired Companies Membership Interests or other ownership interests of the Acquired Companies or any equity or debt securities of the Acquired Companies.

(b)       None of the membership interests constituting the Acquired Companies Membership Interests have been issued in violation of, or is subject to, any preemptive or subscription rights, rights of first refusal or offer, options, put or call rights, consent rights, restrictive covenants or agreements with any third party. There are no outstanding securities convertible into or exchangeable for the membership interests of Acquired Companies. Except as set forth on Schedule 4.15(b), there are no outstanding options, warrants or other rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase from the Acquired Companies of any capital stock or other equity interests.

4.16     Financial Statements. Attached hereto as Schedule 4.16 are complete and correct copies of the unaudited balance sheets and income statements of each of the Target Entities and, prior to May 15, 2008, Seller shall provide to Buyer unaudited combined statements of cash flows of the Target Entities as of and for the year ended December 31, 2007 (collectively, the “Financial Statements”). The Financial Statements have been and/or when delivered (as applicable) will have been (i) derived from the accounting books and records of the Target Entities and (ii) prepared in accordance with GAAP on the basis of the same accounting principles, policies, methods and procedures, consistently applied, throughout the periods indicated and present or when delivered, as applicable, will present fairly, in all material respects, the financial condition of the Acquired Companies and their respective Subsidiaries, as of the dates set forth therein and their respective results of operations for the periods set forth therein, except as otherwise noted therein (subject to normal and recurring year-end adjustments that will not be material in amount or effect and the absence of footnotes).

4.17     Absence of Certain Changes. Except as set forth on Schedule 4.17, since December 31, 2007, the Target Entities have each conducted their respective businesses only in the ordinary course of business, consistent with past practice, and, without limiting the foregoing:

(a)       None of the Target Entities has suffered any material damage, destruction or loss, whether or not covered by insurance;

(b)       Without limiting any other representation made by Seller herein, none of the Target Entities has suffered or experienced any event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)       None of the Target Entities has issued or agreed to issue any additional common stock, membership interests or general or limited partnership interests or other equity interests in such Person;

(d)       None of the Target Entities has encumbered any of its assets, other than Permitted Liens, or incurred, assumed or guaranteed any Indebtedness in excess of $500,000;

(e)       None of the Target Entities has entered into any contract or agreement, including, without limitation, capital expenditures, that will bind such Person beyond the Closing and will involve individual expenditures in excess of $500,000 or aggregate expenditures in excess of $5,000,000, except the Acquired Companies Agreements and the Major Project Contracts;

(f)        None of the Target Entities has acquired, sold or transferred any material asset of any such Person other than in the ordinary course of business and consistent with past practice;

(g)       None of the Target Entities has amended or changed any of its governing corporate, limited liability company, general partnership or limited partnership documents;

(h)       There has been no change in any accounting principle, policy, method or procedure by any Target Entity or any revaluation of any material assets; and

(i)        There has been no agreement or commitment to do any of the foregoing, or any action or omission that would reasonably be expected to result in any of the foregoing.

4.18     Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against the Target Entities.

4.19     Books and Records. The company records of the Target Entities have been Made Available to Buyer prior to the execution of this Agreement and contain a true and complete records, in all material respects, of all material action taken at all meetings and by all written consents in lieu of meetings of boards of directors and other similar governing bodies of said entities.

4.20	Environmental Matters.
(a)	Except as set forth on Schedule 4.20(a):

(i)        To the Knowledge of Seller, no Releases of Hazardous Substances have occurred at, onto, from, under or in any of the Project Facilities such as would reasonably be expected to result in liability of a Target Entity for investigation or cleanup under any Environmental Law greater than $250,000;

(ii)       To the Knowledge of Seller, there are no Environmental Conditions at any of the Project Facilities for which remedial action is required by law which has not been completed;

(iii)      There are no Environmental Claims against any Target Entity or relating to one or more of the Project Facilities or to the operation of the business of any Target Entity, which are pending or, to the Knowledge of Seller, threatened;

(iv)      To the Knowledge of Seller, no underground storage tanks are currently located at any of the Project Facilities; and

(v)       The Target Entities have obtained all material permits, licenses, approvals, consents and orders required under Environmental Laws (each, as may have been amended or renewed, an “Environmental Permit”) for the operation of the Project Facilities and such Environmental Permits are in effect and are being complied with in all material respects; there are no facts, circumstances or conditions, which would reasonably be expected to result in a Target Entity requiring an Environmental Permit for the operation of the Project Facilities as currently operated that has not been obtained; and the consummation of the transactions contemplated by this Agreement will not give rise to any right of termination, cancellation or consent under the terms, conditions or provisions of any Environmental Permit that has been obtained by the Target Entities for the operation of the Project Facilities.

(b)       Seller has (i) disclosed to Buyer all environmental investigation reports or other material documents prepared since January 1, 2005 in Seller’s possession relating to Environmental Conditions at the Project Facilities or any Target Entity’s compliance with Environmental Laws and (ii) provided or Made Available to Buyer copies of all such reports and other documents which are currently in the Target Entities’ possession; and

(c)       Schedule 4.20(c) contains a complete and correct list of all the Environmental Permits obtained by the Target Entities for operation of the Project Facilities, copies of which have been provided to Buyer.

4.21     Project Permits. Schedule 4.21 sets forth a complete and correct list of the Project Permits with respect to each Project Company. Except as set forth on Schedule 4.20(c), each Project Company holds the Project Permits with respect to such Project Company, each Project Permit is in full force and effect, and each Project Company is in material compliance with the terms and conditions of its respective Project Permits. The consummation of the transactions contemplated by this Agreement will not give rise to any right of termination, cancellation or consent under the terms, conditions or provisions of any Project Permit.

4.22     Intellectual Property. Schedule 4.22 sets forth a complete and correct list of (a) all Intellectual Property Rights that are owned by the Target Entities and (b) all material in-bound or out-bound licenses of Intellectual Property Rights to which any of the Target Entities is a party or by which any of their respective assets are bound. Immediately after the Closing, Buyer will own or have the right to use all Intellectual Property Rights described on Schedule 4.22, free and clear of any Liens, other than Permitted Liens. The conduct of the business of the Target Entities does not infringe in any material respect the Intellectual Property Rights of any other Person. To the Knowledge of Seller, none of the Intellectual Property Rights of the Target Entities is being infringed in any material respect by any Person. Seller and its Subsidiaries and Affiliates have taken all steps that are reasonably required to protect the rights of any of the Target Entities in Proprietary Information of the Target Entities or provided by any Person to any of the Target Entities.

4.23     Shared Assets and Services. Other than the Shared Assets and Services, there are no assets or rights owned, used or held for use, or services provided, by Seller and/or any of its Subsidiaries or Affiliates (other than the Target Entities) that are reasonably necessary for the operation of the Target Entities’ businesses as currently conducted, the absence of which would be reasonably likely to have a material adverse effect on the operation of any of the Project Facilities.

4.24     Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE PROJECT FACILITIES AND ANY OTHER ASSETS OF THE TARGET ENTITIES ARE BEING ACQUIRED BY BUYER “AS IS” AND

“WHERE IS”, AND EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, AS TO LIABILITIES, OPERATIONS OF THE PROJECT FACILITIES AND ANY OTHER ASSETS OF THE TARGET ENTITIES (COLLECTIVELY, THE “ACQUIRED ASSETS”), THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED ASSETS, AND SELLER SPECIFICALLY DISCLAIMS ANY IMPLIED REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PURCHASED ASSETS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY IMPLIED REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE FOREGOING; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL PRECLUDE ANY PARTY FROM SEEKING ANY AVAILABLE REMEDY FOR FRAUD OR WILLFUL MISCONDUCT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1       Organization. Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer has heretofore delivered to Seller complete and correct copies of its certificate of formation and operating agreement (or other similar governing documents) as currently in effect.

5.2       Authority Relative to this Agreement. Buyer has full organizational power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action required on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3	Consents and Approvals; No Violation.

(a)       Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in any breach or violation of any provision of the operating agreement (or other similar governing documents) of Buyer or (ii) assuming receipt of the consents set forth on Schedule 5.3(a) (the “Material Buyer Consents”) and Buyer’s Required Regulatory Approvals, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority prior to the Closing, or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement (“Buyer Material Adverse Effect”), or (iii) violate any law, regulation, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect.

(b)       Except as set forth on Schedule 5.3(b) (the filings and approvals referred to in such Schedule are collectively referred to as the “Buyer’s Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority by or for Buyer is necessary for Buyer’s execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, other than such consents, approvals, filings or notices, which, if not obtained or made, will not prevent Buyer from performing its obligations under this Agreement.

5.4       Legal Proceedings. There are no actions or proceedings pending against Buyer before any court or arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to create a Buyer Material Adverse Effect. Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which would, individually or in the aggregate, create a Buyer Material Adverse Effect.

5.5       Inspections. Buyer acknowledges and agrees that it has, prior to its execution of this Agreement, had full opportunity to conduct and has completed to its satisfaction Inspections of the Project Facilities. Subject to the covenants, representations and warranties provided by Seller herein, Buyer acknowledges that it is satisfied through such review and Inspections that no further investigation and study on or of the Project Facilities are necessary for the purposes of acquiring the Acquired Companies Membership Interests in accordance with this Agreement.

5.6       Securities Laws. Buyer hereby acknowledges that the Acquired Companies Membership Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Acquired Companies Membership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Acquired Companies Membership Interests and has the ability to bear the economic risk of this investment for an indefinite period of time.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1       Conduct of Business. From the date of this Agreement through the Closing Date, except to the extent Buyer otherwise approves in advance in writing (which approval shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated or permitted by this Agreement, Seller shall, and shall cause the Target Entities to, (a) conduct their businesses in the ordinary course in accordance with past practice, including with respect to the collection of accounts receivable and the payment of accounts payable, (b) use Commercially Reasonable Efforts to preserve intact their respective business organizations and goodwill and assets, (c) use their Commercially Reasonable Efforts to maintain satisfactory relationships with others having business relationships with the Acquired Companies and their respective Subsidiaries and (d) use Commercially Reasonable Efforts to keep available the services of the present officers and employees of the Target Entities. Except as described in Schedule 6.1 or as expressly contemplated or permitted by this Agreement or to the extent Buyer otherwise consents in writing in advance, during the period from the date of this Agreement to the Closing Date (which consent shall not be unreasonably withheld or delayed), Seller shall not, and shall cause or permit the Target Entities not to, take any of the following actions: (i) incur Indebtedness, (ii) grant any Liens on its assets, other than Permitted Liens, (iii) enter into any Material Contract or terminate, assume, grant any waiver under or amend any Material Contract to which any such Person is a party, (iv) dispose of any material assets of any such Person, (v) make any distribution in respect of the equity securities of or other ownership interest in such Person, except for cash distributions in the ordinary course of business and consistent with past practice of such Person, or as contemplated by, or required to effectuate the provisions of, Section 2.2 of this Agreement, (vi) revoke any election under Section 754 of the Code, (vii) issue any equity or debt securities, (viii) amend its respective Project Company Agreements or other governing documents, (ix) waive, compromise, or settle any material claim, (x) grant or provide any severance or termination payments or benefits to any Employee, (xi) except as and to the extent in the ordinary course of business consistent with past practice, increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards or offer of employment to any Employee, (xii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (xiii) permit the insurance coverage under any Insurance Policy to expire or be canceled, (xiv) voluntarily incur any material liability except in the ordinary course of business, or (xv) agree or commit to do any of the following. For purposes of this Section 6.1, a “Material Contract” shall mean any Major Project Contract, any Acquired Companies Agreement or any contract entered into in the ordinary course of business that (x) requires payments by or to any such Person in excess of $500,000 in the aggregate, or (y) does not provide, either, that the term thereof is three (3) months or less, or that it may be terminated without liability on three (3) months or less notice. Notwithstanding the foregoing, upon prior consultation with Buyer, Seller may, from the date hereof and prior to the Closing, take or cause to be taken any such action with respect to the Project Facilities which Seller in good faith determines is necessary, appropriate and advisable to respond to emergency or similar conditions or, in accordance with prudent utility practice to avoid substantial impairment to the Project Facilities. Seller shall give Buyer prompt notice of Seller’s taking any such action and, to the extent practicable under the circumstances, advance notice thereof. On or prior to the Closing, Seller shall assign or cause to be assigned at Seller’s sole cost and expense any contracts relating solely to the business of any Target Entity to which Seller or any Affiliates or Subsidiaries of Seller is a party to the appropriate Project Company or Acquired Company, except as otherwise provided herein.

6.2	Access to Information.

(a)       Between the date of this Agreement and the Closing Date, Seller will and will cause each of the Target Entities to, at reasonable times and upon reasonable notice and subject to compliance with all applicable laws (i) give Buyer and its Representatives reasonable access to the Acquired Companies’ personnel and to all books, records, plans, equipment, permits, offices and other facilities and properties of the Target Entities and the Project Facilities, (ii) furnish Buyer and its Representatives with such financial and operating data and other reports and information with respect to the Target Entities and the Employees as Buyer may from time to time reasonably request, including monthly unaudited financial statements, and permit Buyer to make such reasonable Inspections of the properties of the Target Entities and the Project Facilities as Buyer may request and (iii) furnish Buyer at its request a copy of each material report, schedule or other document filed by the Target Entities with respect to the business or operations of the Target Entities with any Governmental Authority; provided, however, that (A) any such Inspections and investigations shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Target Entities, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation to a third party not to supply; provided, that in each case Seller shall use its Commercially Reasonable Efforts to allow disclosure to or access by Buyer, including by obtaining a waiver of the applicable requirement or consent of the applicable Person. Buyer shall not, however, have the right to perform or conduct any environmental sampling or testing at, in, on or underneath any of the Project Facilities or any other properties of the Target Entities without the prior consent of Seller which consent shall not be unreasonably withheld, delayed, or conditioned.

(b)       Each Party shall, and shall use its Commercially Reasonable Efforts to cause its Representatives to, (i) keep all Proprietary Information of the other Party confidential and not to disclose or reveal any such Proprietary Information to any Person other than such Party’s Representatives and (ii) not use such Proprietary Information other than in connection with the consummation of the transactions contemplated hereby. From and after the Closing, Seller shall, and shall cause its Subsidiaries and Affiliates to, maintain the confidentiality of all Proprietary Information (without regard to clause (b) of the definition of Proprietary

Information) of the Target Entities and not use or disclose any such Proprietary Information for any purpose other than to the extent permitted by this Agreement. The obligations of the Parties under this Section 6.2(b) shall be in full force and effect for two (2) years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and the closing of the transactions contemplated by this Agreement.

(c)       For a period of three (3) years after the Closing Date, Seller and its Representatives shall have reasonable access to all of the books and records of the Target Entities, in the possession of Buyer to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the business of the Target Entities conducted prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance written notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it or Buyer (including any Target Entity) with respect to such access. If Buyer shall desire to dispose of any books and records related to the business of the Target Entities prior to the Closing Date upon or prior to the expiration of such three-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity at Seller’s reasonable expense, to segregate and remove such books and records as Seller may select to the extent related to the business of the Target Entities prior to the Closing Date.

(d)       Notwithstanding the terms of Section 6.2(b) above, the Parties agree that prior to the Closing Buyer may reveal or disclose Proprietary Information to any other Persons with a need to know reasonably in connection with Buyer’s financing of its purchase of the Acquired Companies Membership Interests or any equity participation in Buyer’s purchase of the Acquired Companies Membership Interests, provided that such Persons are obligated to maintain the confidentiality of the Proprietary Information in accordance with this Agreement.

(e)       Upon the other Party’s prior written approval (which will not be unreasonably withheld or delayed), either Party may provide Proprietary Information of the other Party to the SEC, FERC, CFIUS or any other Governmental Authority with jurisdiction or any stock exchange, as may be necessary to obtain Seller’s Required Regulatory Approvals, or Buyer’s Required Regulatory Approvals, respectively, or to comply generally with any relevant law or regulation. The disclosing Party will use Commercially Reasonable Efforts to obtain confidential treatment for the Proprietary Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Proprietary Information.

(f)        Except as specifically provided herein or in the Confidentiality Agreement, nothing in this Section shall impair or modify any of the rights or obligations of Buyer or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms, provided that, from and after the Closing, Buyer and its Affiliates and Representatives shall have no further liability or obligation under the Confidentiality Agreement with respect to the Proprietary Information of the Target Entities.

(g)       Buyer agrees that, prior to the Closing Date, it will not contact any vendors, off-takers, suppliers, or other contracting parties of the Acquired Companies or their respective Subsidiaries with respect to any aspect of the business or operations of the Acquired

Companies or any of their respective Subsidiaries or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to the Closing Date, Buyer shall be permitted to contact officers, directors and Employees of the Target Entities for retention and transition purposes at reasonable times and upon reasonable prior notice to Seller.

(h)       Except as required by law, prior to the Closing Date, Buyer shall not contact any Governmental Authority regarding any pending, threatened or potential Environmental Claim or with respect to any Environmental Permit relating to the Acquired Companies or any of their respective Subsidiaries without Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(i)        At Buyer’s request, prior to the Closing Date, Seller shall permit Buyer and its Representatives to have one representative located at each of the Target Entities’ main offices for the purpose of observing their business operations. Seller shall cause the Target Entities to provide Buyer’s representatives with reasonable use of office space, telephone and similar communications and office services and shall provide Buyer’s representatives with reasonable access to representatives of the Target Entities in order to assist Buyer in making an orderly transition of the Acquired Companies and their respective Subsidiaries following the Closing.

6.3       Public Statements. Subject to the requirements imposed by any applicable law or any Governmental Authority or stock exchange, in which case the Parties will use Commercially Reasonable Efforts to provide the other party with sufficient time, consistent with such requirements, to review the nature of the requirements and to comment upon any proposed disclosure prior to publication, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without the prior approval of the other Parties (which approval shall not be unreasonably withheld). The Parties agree to cooperate in preparing such announcements.

6.4       Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, and the costs and expenses of the Target Entities incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Seller or otherwise paid by the Target Entities prior to the Closing Date. Notwithstanding anything to the contrary herein, Buyer will be responsible for all filing fees under the HSR Act.

6.5       Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase and sale of the Acquired Companies Membership Interests pursuant to this Agreement, including without limitation using its Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder. Buyer and Seller agree to use their Commercially Reasonable Efforts to perform all actions reasonably required of Buyer and Seller, respectively, in connection obtaining Seller’s Required Regulatory Approvals and Buyer’s Required Regulatory Approvals, as applicable.

6.6	Consents and Approvals.

(a)       As promptly as practicable, after the date of this Agreement, Seller and Buyer, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall use their respective Commercially Reasonable Efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer will pay all filing fees under the HSR Act, but each Party will bear its own costs of the preparation and prosecution of any filing.

(b)       As promptly as practicable, and in any case within ten (10) Business Days after the date of this Agreement, Seller and Buyer, as applicable, shall file or cause to be filed with the FERC such applications as are necessary to obtain required FERC approval for the various transactions contemplated hereby. The Parties shall consult with each other regarding such filings and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto. If appropriate, the Parties will submit a joint application to the FERC seeking such required approvals. The Parties shall respond promptly to any requests for additional information made by the FERC, and use their respective Commercially Reasonable Efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation and prosecution of any such filing.

(c)       As promptly as practicable, after the date of this Agreement, Seller and Buyer shall file or supply or cause to be filed or supplied, all necessary pre-filings and filings pursuant to Exon-Florio, and the Parties shall (i) jointly prepare and file a joint voluntary notice with CFIUS under Exon-Florio with respect to the transaction contemplated by this Agreement, (ii) provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process and (iii) take all Commercially Reasonable Efforts advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable.

(d)       As promptly as practicable after the date of this Agreement, Buyer and Seller shall make all such other filings and applications with Governmental Authorities seeking any other approval or authorization as may be required for the consummation of the transactions contemplated hereby. The Parties shall respond promptly to any requests for additional information made by any such Governmental Authority and shall use their respective Commercially Reasonable Efforts to obtain any such approval at the earliest possible date after the date of the filing. Each Party shall bear its own costs of the preparation and prosecution of such filings.

6.7       Use of Black Hills Marks. Buyer acknowledges that neither Buyer nor any Affiliate of Buyer shall have, and none of them shall acquire pursuant to this Agreement, any rights of ownership or use whatsoever with respect to, and from and, except as permitted hereby, after the Closing Date neither Buyer nor any Affiliate of Buyer shall use, the name and mark “Black Hills”, or any uses or derivations thereof, and any logos, signs or other materials representing or incorporating the same. Without limiting the foregoing, Buyer shall (a) within ten (10) Business Days after the Closing Date, amend the certificates of incorporation and other organizational documentation of the Target Entities to change the names thereof such that the names thereof do not include the name “Black Hills” therein, (b) within thirty (30) days after the Closing Date, remove such logos and marks from all of the Project Facilities and other assets of the Target Entities, including, without limitation, signage at the Project Facilities, and provide written verification thereof to Seller promptly after completing such removal and (c) return or destroy (with proof of destruction) all stationery that contains such logos or marks. Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any such logos or marks.

6.8       Fees and Commissions. Seller, on the one hand, and Buyer, on the other hand, represent and warrant to the other that, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation, except that Seller has engaged, and shall bear the liability for the commissions and fees of, Credit Suisse Securities (USA) LLC in connection with the transactions contemplated hereby. Seller, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees incurred by reason of any action taken by the indemnifying party.

6.9	Tax Matters.
(a)	Return Filing, Payments, Refunds and Credits.

(i)        Seller shall prepare or cause to be prepared and file or cause to be filed all Federal, state and local Tax Returns for (x) the Target Entities for all Pre-Closing Tax Periods of such entities, including the consolidated federal income Tax Return of Black Hills Corporation for the Tax period ending on December 31, 2007, and (y) any Affiliated Group that includes any of the Target Entities (other than an Affiliated Group that has no members other than two or more of the Target Entities) (a “Black Hills Affiliated Group”). Each such Tax Return shall be prepared in a manner consistent with past practice. Buyer shall not, and shall cause its Affiliates not to, amend, refile, modify or revoke such Tax Returns (or any notification or election relating thereto) without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, for the avoidance of doubt, that Seller shall be deemed to have reasonably withheld its consent if any such action by Buyer or its Affiliates could reasonably be expected to have an adverse impact upon any Taxes or Tax Returns (or Tax attribute) of Seller or any of its Affiliates for any Tax period ending on or prior to the Closing Date or any Straddle Period. Buyer and Seller shall act in good faith to resolve any disputes, but in the event Buyer and Seller do not resolve any disputed items by agreement, either Buyer or Seller may refer such dispute to an Independent Accounting Firm for resolution, and the decision of the Independent Accounting Firm shall be final and binding on Buyer and Seller and their respective Affiliates. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. Buyer shall and shall cause its Affiliates to timely provide Seller with all information as Seller shall reasonably request in connection with the preparation of such Tax Returns. Seller and its Affiliates shall be responsible for payment of all Taxes, and shall be entitled to any refunds or credits of Taxes, shown as due on such Tax Returns, except that Buyer and its Affiliates shall be responsible for the timely payment of any Income Taxes resulting from any transaction or event that is not in the ordinary course of business and occurs after the Closing on the Closing Date.

(ii)       Buyer shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 6.9(a)(i), timely prepare and file or cause to be timely prepared and filed all Tax Returns of the Target Entities. For any Straddle Period Tax Return that is the responsibility of Buyer under this Section 6.9(a)(ii), Buyer shall, and shall cause its Affiliates to, prepare such Tax Return in a manner consistent with past practices and with all Tax Returns prepared or caused to be prepared by Seller pursuant to Section 6.9(a)(i) with respect to the entity in question, in each case to the extent consistent with applicable law, and Buyer shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of each such proposed Tax Return (accompanied, in the case of each Income Tax Return, by an allocation of the Income Taxes shown to be due on such Tax Return between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date) at least thirty (30) Business Days prior to (A) the due date for filing such Tax Return (giving effect to any validly obtained extensions), or (B) if there is no due date for filing, the actual filing date thereof. Buyer shall and shall cause its Affiliates to not unreasonably fail to reflect any comments received from Seller. Buyer shall timely pay or cause to be timely paid all Taxes shown as due on such Tax Returns. Seller shall reimburse Buyer for Taxes shown to be due on such Tax Returns as filed, to the extent allocable to the portion of such Straddle Period ending on the Closing Date, and Buyer shall promptly pay to Seller the amount of Taxes allocable to the portion of such Straddle Period beginning after the Closing Date to the extent such Taxes were paid on or prior to the Closing Date. Buyer shall promptly pay to Seller the amount of any refunds or credits of Taxes allocable to the portion of such Straddle Period ending on the Closing Date. For purposes of this Agreement, in the case of any Straddle Period, Income Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall be computed as if the Tax period ended on the Closing Date, except that any Income Taxes resulting from any transaction or event that is not in the ordinary course of business and occurs after the Closing on the Closing Date shall be allocable to the portion of such Straddle Period beginning after the Closing Date, and the portion of all other Taxes (other than Transfer Taxes to which Section 6.9(e) applies) allocable to the portion of such Straddle Period ending on the Closing Date shall be an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Buyer shall not, and shall cause its Affiliates to not, amend, refile, modify or revoke any Straddle Period Tax Return (or any notification or election relating thereto) without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, for the avoidance of doubt, that Seller shall be deemed to have reasonably withheld its consent if any such action by Buyer or its Affiliates could reasonably be expected to have an adverse impact upon any Taxes or Tax

Returns (or Tax attribute) of Seller or any of its Affiliates for any Tax period ending on or prior to the Closing Date or any Straddle Period. Buyer and Seller shall act in good faith to resolve any disputes, but in the event Buyer and Seller do not resolve any disputed items by agreement, either Buyer or Seller may refer such dispute to an Independent Accounting Firm for resolution, and the decision of the Independent Accounting Firm shall be final and binding on Buyer and Seller and their respective Affiliates. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

(iii)      Seller and its Affiliates shall be entitled to any refunds or credits of or against any Excluded Taxes and any other Taxes for which Seller or its Affiliates are responsible pursuant to this Agreement, provided that Buyer shall be entitled to any Tax refund arising out of a carryback of a loss or credit (to the extent that such loss or credit may not be carried forward) incurred by Buyer or its Affiliates in the portion of a Straddle Period beginning after the Closing Date or any other taxable period ending after the Closing Date, and Seller and its Affiliates shall be entitled to a credit only to the extent such credit actually reduces the Tax liability of Buyer or its Affiliates in a taxable period ending after the Closing Date. Buyer shall, at Seller’s reasonable request, and at Seller’s expense, file or cause the relevant entity to file for and use Commercially Reasonable Efforts to obtain any refund or credit to which Seller and its Affiliates are entitled.

(iv)      Buyer shall, and shall cause its Affiliates to, promptly forward to Seller and its Affiliates or reimburse Seller and its Affiliates for any refunds or credits of Taxes due Seller and its Affiliates (pursuant to the terms of this Section 6.9) after receipt thereof.

(v)       Buyer shall, and shall cause its Affiliates to, elect, where permitted by applicable law, to carry forward any item of loss, deduction or credit which arises in any Tax period beginning after the Closing Date.

(b)	Cooperation on Tax Matters.

(i)        Buyer and Seller shall (and each shall cause the Target Entities to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section and in connection with any audit, litigation or other proceeding with respect to Taxes for any Tax period ending on or prior to the Closing Date. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of information and documents relevant to Tax matters or to the extent required as witnesses in any Tax proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain, and (in the case of Buyer) to cause the Target Entities to retain, all books and records with respect to Income Tax matters pertinent to the Target Entities relating to any Tax period beginning before the Closing Date until six months after the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention obligations imposed by law or pursuant to agreements entered into with any taxing authority and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)       Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(iii)      At Seller’s request, Buyer shall cause the Target Entities to make and/or join with Seller and any of Seller’s Affiliates in making after Closing any election for which such entity’s consent is required for any Tax period (or portion thereof) ending on or prior to the Closing Date, if the making of such election does not have a material adverse impact on Buyer (or any of its Affiliates) for any Tax period beginning after the Closing Date.

(c)	Contests.

(i)        Seller and Buyer shall notify the other Party in writing within ten (10) Business Days or such shorter period as may be required thereby of receipt by it or any of its Affiliates of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation of such other Party pursuant to this Agreement and such timely notice shall specify in reasonable detail the basis for any claim included therein and shall include a copy of the relevant portion of any correspondence received from the taxing authority. If the recipient of such notice of a Tax Contest fails to provide such timely notice to such other Party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have adversely affected the indemnifying Party’s ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim, or demand for which the indemnified Party is entitled to indemnification hereunder, and the indemnifying Party’s indemnity obligations shall be reduced to the extent of any Tax or other liability incurred as a result of the delay or failure to receive such timely notice.

(ii)       If a Tax Contest relates to any Taxes for which Seller is liable in full hereunder, Seller shall at its expense control the defense and settlement of such Tax Contest. If such Tax Contest relates to any Taxes for which Buyer is liable in full hereunder, Buyer shall at its own expense control the defense and settlement of such Tax Contest. The Party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its expense, including through its own counsel and other professional experts. Buyer and Seller shall jointly represent the Target Entities in any Tax Contest relating to Taxes for which both are liable hereunder, and fees and expenses related to such representation shall be paid equally by Buyer and Seller.

(iii)      Notwithstanding anything to the contrary in Section 6.9(c)(ii), to the extent that an issue raised in any Tax Contest controlled by one Party or jointly controlled could materially affect the liability for Taxes of the other Party, the controlling Party shall not, and neither Party in the case of joint control shall, enter into a final settlement without the consent of the other Party, which consent shall not be unreasonably withheld. Where a Party reasonably withholds its consent to any final settlement, that Party may continue or initiate further proceedings, at its own expense, and the liability of the Party that wished to settle (as between the consenting and the non-consenting Party) shall not exceed the liability that would have resulted from the proposed final settlement including interest, additions to Tax, and penalties that have accrued at that time, and the non-consenting Party shall indemnify the consenting Party for any liability in excess of liability that would have resulted from the proposed final settlement.

(d)       Tax Sharing Agreements. Any Tax sharing agreement or similar arrangement between Seller or any Affiliate of Seller (other than the Target Entities) on the one hand, and any of the Target Entities on the other hand shall be terminated with respect to the Target Entities, as applicable, as of the Closing Date.

(e)       Certain Taxes. Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, whether imposed upon Seller, Buyer or any of the Target Entities (“Transfer Taxes”), shall be borne equally by Buyer and Seller. Seller and Buyer shall, and shall cause their respective Affiliates, to prepare and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer shall, and shall cause the Target Entities to, join in the execution of all such Tax Returns and other documentation. All costs and expenses incurred in connection with the filing of all such Tax Returns and documentation hereunder shall be borne equally by Buyer and Seller.

(f)        Disputes. In the event that a dispute arises between Seller and Buyer as to the amount of Taxes, or indemnification, whether or not attributable to the Acquired Companies, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved thirty (30) days thereafter, the Parties shall submit the dispute to an Independent Accounting Firm mutually appointed by Seller and Buyer for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) Business Days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

6.10	Pre-Closing Transfers.

(a)       Prior to the Closing, Seller shall transfer and assign to LV Cogen II its right, title and interest in ownership of the gas turbine described on Schedule 6.10(a)(i). Prior to the later of the Closing and the FVP Closing in the event the Closing does not include the sale of the Acquired Companies Membership Interests in BH Fountain Valley and BH Fountain Valley II, Seller shall transfer and assign to Fountain Valley Power its right, title and interest in ownership of the gas turbine described on Schedule 6.10(a)(ii).

(b)       Prior to Closing, Seller shall cause to be transferred and assigned to Harbor Cogen its right, title and interest in the Indemnification Agreement described on Schedule 6.10(b).

(c)	Prior to Closing, Seller shall cause the dissolution of BH Valmont.

6.11     Pre-Closing Transfer of Acquired Companies. Notwithstanding anything to the contrary contained herein, Seller may transfer its ownership of the Acquired Companies Membership Interests to an Affiliate of Seller incorporated in the United States, that is directly or indirectly wholly-owned by Black Hills Corporation (such transferee, the “Seller Assignee”), and assign all of its rights and obligations hereunder to such Seller Assignee agreeing in writing to be bound hereby; provided, that no such assignment shall in any way (a) affect Seller’s obligations or liabilities under this Agreement, (b) alter the classification of any Target Entity for federal tax purposes, or (c) preclude Buyer from taking a cost basis in the assets of the Target Entities in accordance with Section 1012 of the Code and any similar applicable state or local Tax law and as provided on Annex A.

6.12     Affiliate Transactions. Prior to the Closing, Seller shall terminate, or shall cause to be terminated, at Seller’s sole expense, (i) any contract between Seller or any of its Subsidiaries or Affiliates (other than the Target Entities), on the one hand, and any of the Target Entities, on the other, and (ii) any contract between any officer or director of any of the Target Entities, or in the case of any individual, an immediate family member of the foregoing, on the one hand, and any of the Target Entities, on the other.

6.13     Like-Kind Exchanges. Seller and Buyer consent to each of the other Parties’ assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations promulgated under the Code), if any, or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37), if any, in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder does not release Seller or Buyer from any of their respective liabilities and obligations to each other under this Agreement. Each Party agrees to reasonably cooperate with the other to attempt to structure the transaction as a like-kind exchange.

6.14     Advice of Changes. Prior to the Closing, subject to compliance with Section 6.1, each Party will promptly advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party obtains knowledge and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto, or of any breach of any representation or warranty or of any other condition or circumstance that would excuse a Party of timely performance of its obligations hereunder. Subject to Buyer’s consent (not to be unreasonably withheld or delayed) and compliance with Section 6.1, Seller may cause the Target Entities to amend, substitute or otherwise modify any Acquired Companies Agreement or Project Contract on terms and conditions no less favorable than those in place as of the date hereof, in each case, to the extent that any such agreement expires by its terms prior to the Closing Date. Nothing contained herein shall relieve Seller or Buyer of any breach of representation, warranty or covenant under this Agreement existing as of the date hereof or any subsequent date as of which such representation, warranty or covenant shall have been made or any rights of Buyer or Seller pursuant to Section 7.1(e) or Article VIII with respect to such breach.

6.15	Consents.

(a)       Seller shall use Commercially Reasonable Efforts to obtain all Material Buyer Consents and Material Seller Consents, and any other consents and approvals for the consummation of the transactions contemplated hereby required under any Acquired Companies Agreement, Major Project Contract or Project Permits and all required waivers of any rights of first refusal, rights of first offer, or similar preemptive rights with respect to any of the Project Company Interests necessary in order to consummate the transactions contemplated by this Agreement, in each case prior to the Closing Date.

(b)       Seller shall use Commercially Reasonable Efforts to obtain the consent of General Electric International, Inc. (“GE”) to the transactions contemplated hereby required under the Maintenance Service Agreement described on Schedule 6.15(b) (the “GE Contract”). In the event that Seller obtains GE’s consent to the transactions contemplated by this Agreement, Buyer shall assume Seller’s obligations under the GE Contract solely with respect to matters arising from and after the Closing.

6.16     Buyer Financial Assurance. Simultaneous with the execution and delivery of this Agreement, Buyer is providing to Seller (a) irrevocable standby letters of credit from the LC Banks in the aggregate stated amount of the Termination Fee (each, a “Buyer LC”) (which term includes the standby letters of credit from the LC Banks in the stated amount of the FVP Forfeiture Fees (each, a “FVP Buyer LC”)) which shall permit, subject to the terms and conditions of this Agreement, Seller to draw up to the Termination Fee in payment thereof, (b) an equity commitment letter (the “Equity Commitment Letter”) from each of the Sponsors (as defined therein) and (c) a debt commitment letter (the “Debt Commitment Letter”) from the financial institutions identified therein with respect to the financing of the transactions contemplated hereby (such equity and debt commitments collectively being the “Financing”) dated the date hereof, addressed to Buyer. Subject to their terms and conditions, the Financing, together with all other funds of Buyer, is sufficient to allow Buyer to pay the full Purchase Price and to satisfy in cash all other obligations of Buyer required to be satisfied at the Closing. As of the date hereof, the Equity Commitment Letter and the Debt Commitment Letter constitute all of the agreements entered into between each of Sponsors, the financial institutions identified in the Debt Commitment Letters and/or their respective Affiliates and Buyer and/or its Affiliates with respect to the financing arrangements contemplated thereby, excluding any fee letters or similar arrangements with financing sources. As of the date hereof, the Equity Commitment Letter and the Debt Commitment Letter are in full force and effect and have not been modified or amended in any respect. As of the date hereof, assuming the accuracy, in all material respects, of the representations and warranties of Seller in this Agreement and the accuracy and completeness of the information provided by Seller to Buyer in the course of its due diligence review, Buyer has no reason to believe that such Financing shall not be available or that the equity and debt commitments shall not be funded, and Buyer has not made any material misrepresentation with respect to Buyer in connection with obtaining such equity and debt financing commitments. As of the date hereof, assuming the accuracy, in all material respects, of the representations and warranties of Seller in this Agreement and the accuracy and completeness of the information provided by Seller to Buyer in the course of its due diligence review, Buyer has no reason to believe that there are any conditions to the payment of such cash or the drawing of such credit facilities which cannot be satisfied by Buyer as of the Closing Date.

6.17     Financing Cooperation. At Buyer’s request, Seller shall, and shall use its reasonable efforts to cause the Target Entities to, provide reasonable cooperation with Buyer and Buyer’s lenders in connection with Buyer obtaining debt financing for the consummation of the transactions contemplated hereby, including making Representatives of such parties available at reasonable times in connection with the syndication of such debt financing and related activities. Without limiting the foregoing, prior to the Closing, Seller and any of its Subsidiaries or Affiliates (including the Target Entities) shall, and shall request their respective Representatives to, provide all cooperation reasonably requested by Buyer and its Representatives in connection with the Financing which cooperation shall include (a) arranging for appropriate senior officers of Seller and the Target Entities to meet with prospective lenders and investors in presentations, meetings, drafting sessions and due diligence sessions, (b) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the definitive financing documents contemplated by the Debt Commitment Letter within the time periods required thereby, (c) use Commercially Reasonable Efforts to assist Buyer in obtaining all consents and approvals required for granting of security requested by lenders and (d) subject to the limitations set forth in Section 3.5(d), use Commercially Reasonable Efforts to assist Buyer in obtaining customary title insurance requested by Buyer; in each case in connection with the Financing.

6.18	Employee and Benefit Plans.

(a)       As of the Closing Date, Buyer shall waive all pre-existing condition limitations under the health care plan it provides for employees continuing in employment with Buyer on and after the Closing Date (“Continuing Employees”) and covered by the health care plan in which any of the Target Entities participated immediately prior to the Closing Date (the “Seller Health Plan”), and shall provide such health care coverage and other employee benefits substantially similar in the aggregate to the Seller Health Plan and other employee benefits set forth on Schedule 4.8 effective as of the Closing Date and for the twelve (12) month period following the Closing, without the application of any eligibility period for coverage or benefit. In addition, with respect to Continuing Employees, Buyer shall cause such health care plan to credit all employee payments toward deductible and co-payment obligations limits under the Seller Health Plan for the plan year that includes the Closing Date as if such payments had been made for similar purposes under such health care plan during the plan year that includes the Closing Date.

(b)       Notwithstanding the provisions of Section 6.18(a), to the extent commercially practicable, Seller shall spin-off and transfer all of the obligations and liabilities of any Benefit Plan that is a Section 125 flexible spending plan (the “Seller 125 Plan”) attributable to employees of the Target Entities and their dependents and beneficiaries to a Section 125 flexible spending plan to be established in respect of the Target Entities (the “New 125 Plan”) immediately prior to the Closing Date, and the New 125 Plan shall credit each such employee’s flexible spending account with the balance so transferred. Each employee eligible to participate in the New 125 Plan shall be permitted to continue his or her election in effect under the New 125 Plan for the remainder of the calendar year in which the Closing shall occur, subject to the limitation on contributions contained in the Seller 125 Plan, and the New 125 Plan shall honor any such election and shall honor (and shall be solely liable for) any claims incurred by an employee in the calendar year, which would otherwise be an eligible expense under the Seller 125 Plan, whether or not such expense was incurred before, on or after the Closing Date. Seller shall provide Buyer with all information reasonably requested by Buyer in order for the New 125 Plan to satisfy the obligations set forth in this Section 6.18(b). As soon as administratively practicable following the Closing Date, Seller shall pay to Buyer the balance of the Target Entities employees’ accounts under the Seller 125 Plan; provided, however, that if the balance of the Target Entities employees’ accounts under the Seller 125 Plan is less than zero, Buyer shall pay to Seller the amount by which such balance is less than zero.

(c)       Notwithstanding the provisions of Section 6.18(a), as soon as practicable following the Closing Date, Seller shall fully vest the account balances of each of the Target Entities employee who is a participant in the Benefit Plan that is a 401(k) plan (the “Seller 401(k) Plan”) and shall offer each such participant the opportunity to rollover such participant’s account balance to a defined contribution 401(k) plan established or maintained in respect of the Target Entities that is a qualified tax or deferred arrangement under Code Sections 401(a) and 401(k). Such rollover shall be in the form of a direct rollover in accordance with Section 401(a)(31) of the Code and other applicable provisions of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and shall include the opportunity for participants to rollover all participant loan accounts and liabilities under the Seller 401(k) Plan, or otherwise provide substantially comparable benefits to such participants.

(d)       Buyer covenants and agrees that it shall not, and shall cause the Target Entities not to, terminate any Continuing Employee, except for cause, (or except pursuant to any arrangement whereby such Continuing Employee experiences a change of employer but does not experience a loss of employment), prior to the one year anniversary of the Closing Date.

(e)       Buyer will be solely responsible for, and Seller will have no responsibility for all liabilities to Employees pursuant to the Federal Worker Adjustment Retraining and Notification Act and all similar state laws and regulations (the “WARN Act”) relating to matters occurring after the Closing.

6.19	Insurance.

(a)       Seller agrees to cooperate with Buyer, as reasonably requested by Buyer, (i) to effect the transfer to the Target Entities of any rights to coverage for losses suffered by the Target Entities after the Closing arising out of occurrences occurring prior to the Closing under any “occurrence” based Insurance Policies of Seller or its Affiliates to the extent such occurrences are covered by such Insurance Policies and to the extent such Target Entities are covered thereunder, as of the Closing Date, and (ii) to effect the retention by Valencia Power, as of the Closing Date, of Valencia Power’s rights to coverage under the Valencia Builders Risk Policy; provided that Buyer shall promptly reimburse Seller for all out-of-pocket fees, costs, expenses and liabilities whatsoever incurred by Seller in connection with any such cooperation.

(b)       Seller agrees that it shall, at its option, either (i) maintain, until the Closing Date, the Valencia General Liability Policy currently in effect, or otherwise (ii) cause the coverage under the Valencia General Liability Policy to be included under the coverage of other Insurance Policies of Seller.

6.20     Non-Solicitation of Employees. To the extent permitted by law, for a period of eighteen (18) months from and after the Closing Date, without the prior written consent of Buyer, neither Seller nor any of its Subsidiaries or Affiliates shall solicit, hire or retain, directly or indirectly, as an employee, independent contractor or consultant any person who is (or was as of the date of this Agreement) a Continuing Employee and shall not induce or attempt to induce any such Continuing Employee to terminate his or her employment by resignation, retirement or otherwise, provided that the foregoing shall not restrict general solicitations of employment through advertisements or other means that are not directed specifically at such employees and/or the hiring of employees as a result thereof.

6.21     Certain Resignations. On the Closing Date, Seller shall cause to be delivered to Buyer duly executed resignations and releases, effectively immediately after the Closing, of each officer of each Target Entity who is not a Continuing Employee and each member of the board of directors (or equivalent person) of the Target Entities.

6.22	Repayment of Indebtedness.

(a)       At or prior to the Closing, Seller (i) shall assume, extinguish, repay or contribute as equity, or shall cause to be assumed, extinguished, repaid or contributed as equity, all Indebtedness owed by any Target Entity to any Person (including Seller and its Subsidiaries and Affiliates), and (ii) shall, and shall cause its Affiliates and Subsidiaries to, repay in full all indebtedness for borrowed money it owes or they owe to any Target Entity.

(b)       At or prior to the Closing, Seller shall, and shall cause its Subsidiaries and Affiliates (including the Target Entities) to, settle or extinguish all intercompany receivables and intercompany payables that were incurred on or prior to the Closing and that arose from trade transactions between Seller or its Subsidiaries and Affiliates (other than the Target Entities), on the one hand, and the Target Entities, on the other hand.

(c)       At or prior to the Closing, Seller shall deliver to Buyer (i) payoff letters from the holders of any secured debt (whereby such holders agree to terminate or release any Liens securing such debt, other than Permitted Liens, upon receipt of the payoff amounts set forth in such payoff letters) and (ii) releases of all other Liens, other than Permitted Liens, on any real, personal and intangible assets of the Target Entities pursuant to documentation reasonably satisfactory to Buyer.

ARTICLE VII

CONDITIONS

7.1       Conditions to Obligations of Buyer. The obligation of Buyer to effect the purchase of the Acquired Companies Membership Interests and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver in writing by Buyer) of the following conditions:

(a)       The waiting period under the HSR Act applicable to the consummation of the sale of the Acquired Companies Membership Interests contemplated hereby shall have expired or been terminated;

(b)       No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Acquired Companies Membership Interests contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Acquired Companies Membership Interests;

(c)       Buyer shall have received Buyer’s Required Regulatory Approvals set forth at (1) to (4) of Schedule 5.3(b), and such approvals shall be in full force and effect and in form and substance reasonably satisfactory (including no materially adverse conditions) to Buyer;

(d)       Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

(e)       Each of the Seller Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date); and Seller’s other representations and warranties made in Article IV (without regard to any materiality or Material Adverse Effect qualification therein) shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date), except for such failures to be true and correct which could not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect;

(f)        Buyer shall have received certificates from an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(d), 7.1(e), 7.1(h) and 7.1(l) have been satisfied by Seller;

(g)       Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller’s closing deliveries described in Section 3.5;

(h)       Since December 31, 2007, no Material Adverse Effect shall have occurred and be continuing;

(i)        Seller’s Required Regulatory Approvals shall have been obtained and be in full force and effect and shall contain no conditions or terms which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(j)        All Material Buyer Consents shall have been obtained and shall be in full force and effect and shall contain no conditions or terms which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(k)       Each of the Acquired Companies, as applicable, shall have been discharged and released from all liabilities and obligations arising under the Excluded Agreements;

(l)	The Commercial Operation Date shall have occurred; and

(m)      All Indebtedness of the Target Entities shall have been paid in full, and all commitments for any such Indebtedness shall have been terminated and all Liens securing such Indebtedness shall have been released.

7.2       Conditions to Obligations of Seller. The obligation of Seller to effect the sale of the Acquired Companies Membership Interests and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Seller) of the following conditions:

(a)       The waiting period under the HSR Act applicable to the consummation of the sale of the Acquired Companies Membership Interests contemplated hereby shall have expired or been terminated;

(b)       No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Acquired Companies Membership Interests contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the Acquired Companies Membership Interests;

(c)       Seller shall have received all of Seller’s Required Regulatory Approvals set forth at (1) to (5) of Schedule 4.3(b) and such approvals shall be in full force and effect and in form and substance reasonably satisfactory (including no materially adverse conditions) to Seller;

(d)       Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(e)       Each of the Buyer’s Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date); and Buyer’s other representations and warranties made in Article V (without regard to any materiality or Material Adverse Effect qualification therein) shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the truth and correctness of which shall be determined as of that specified date), except for such failures to be true and correct which could not reasonably be expected to constitute, individually or in the aggregate, a Buyer Material Adverse Effect;

(f)        Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(d) and 7.2(e) have been satisfied by Buyer;

(g)       Solely with respect to the sale of Acquired Companies Membership Interests in BH Fountain Valley and BH Fountain Valley II, the conditions for closing in Section 9.2 of the Partnership Interests Purchase Agreement by and among Aquila, Inc., Aquila Colorado, LLC, Black Hills Corporation, Great Plains Energy Incorporated and Gregory Acquisition Corp., dated as of February 6, 2007, as amended (“PIPA”), have been satisfied or waived by the parties to the PIPA; and

(h)       Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer’s closing deliveries described in Section 3.6.

ARTICLE VIII

INDEMNIFICATION

8.1	Indemnification.

(a)       Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, Affiliates, their respective successors, permitted assigns and agents (each, a “Seller’s Indemnitee”) from and against, and pay and reimburse the Seller’s Indemnitees for, any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto, costs of investigation and enforcement under this Article VIII and reasonable attorneys’ fees and reasonable disbursements in connection therewith), whether or not related to Third Party Claims (each, an “Indemnifiable Loss”), asserted against or suffered by any Seller’s Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of or inaccuracy in any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement and (ii) any Third Party Claims against any Seller’s Indemnitee arising out of or in connection with Buyer’s ownership or operation of the Acquired Companies on or after the Closing Date, except to the extent arising out of a breach of or inaccuracy in any representation, warranty, covenant or agreement of Seller contained in this Agreement (without regard to limitations set forth in Section 8.1(g) or Section 8.3).

(b)       Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, shareholders, Affiliates, their respective successors, permitted assigns and agents (each, a “Buyer Indemnitee”) from and against, and pay and reimburse the Buyer Indemnitee for, any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of or inaccuracy in any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement, (ii) the Excluded Liabilities and (iii) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with (x) the Target Entities or Seller’s ownership or operation of the Excluded Assets prior to, on or after the Closing Date and (y) the Excluded Liabilities.

(c)	Notwithstanding anything to the contrary contained herein:

(i)        subject to the last sentence of paragraph (ii) below, any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under these indemnification provisions. The Indemnitee’s Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation; and

(ii)       any Indemnifiable Loss shall be (A) net of the dollar amount of any insurance or other proceeds, net of any reasonable expenses incurred pursuing any related insurance claims and any correspondent increases in insurance premiums, actually received by any Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss and (B) net of Income Tax benefits to the Indemnitee or any of its Affiliates, to the extent realized by the Indemnitee or any of its Affiliates, increased by an amount equal to the Income Tax benefits, if any, attributable to the receipt of such indemnity payment, but only to the extent that such Tax benefits are actually realized, or such Income Taxes are actually paid, as the case may be, by the Indemnitee or any consolidated, combined or unitary group of which any Indemnitee is a member. Notwithstanding the foregoing, no Party seeking indemnity hereunder shall be required to seek coverage under applicable insurance policies with respect to any such Indemnifiable Loss; and

(iii)      any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price.

(d)       The expiration or termination of any representation, warranty or covenant or agreement as specified in Section 8.3 shall not affect the Parties’ obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (each, an “Indemnifying Party”) with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

(e)       Except to the extent otherwise provided in Article IX, the rights and remedies of Seller and Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise for monetary relief after the occurrence of the Closing, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, or (ii) liabilities of the Acquired Companies being assumed by Buyer or the Excluded Liabilities, as the case may be; provided, however, that the provisions of this Section 8.1(e) shall not prevent or limit a claim of, or a cause of action arising from, fraud or willful misconduct. The indemnification obligations of the Parties set forth in this Article VIII apply only to matters arising out of this Agreement.

(f)        Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement any amount in excess of the actual or compensatory damages, court costs and reasonable attorneys’ and other advisor fees suffered by such Party, except as set forth in Section 9.3. Buyer and Seller waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 8.1(f) shall not apply to (i) a claim of or cause of action arising from fraud or willful misconduct, or (ii) indemnification for a Third Party Claim.

(g)       Notwithstanding anything to the contrary herein, (i) neither Party shall be liable to the other Party or any Indemnitee for Indemnifiable Losses pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) relating to, resulting from or arising out of a breach of representation or warranty (other than the Seller Fundamental Representations and the Buyer Fundamental Representations), unless and until the amount of such Indemnifiable Losses exceeds 1%, in the aggregate, of the Purchase Price (as finally adjusted in accordance with Section 3.3), in which event the applicable Indemnifying Party shall then only be liable for the amount of such excess, but only up to the aggregate amount of 5% of the Purchase Price (as finally adjusted in accordance with Section 3.3), provided that such Indemnifying Party’s liability and obligation must be asserted by the other Party within the applicable survival period specified in Section 8.3, (ii) Seller’s liability and obligation to Buyer for any Indemnifiable Loss relating to, resulting from or arising out of a breach of or inaccuracy in any representation or warranty with respect to (A) Sections 4.11 (Tax Matters) and (B) Section 4.8 (Benefit Plans) must be asserted by Buyer on or before the termination of the related survival period set forth in Section 8.3, (iii) Seller’s liability and obligation for any Indemnifiable Losses arising out of the Excluded Liabilities shall not be limited in either amount or the time when Buyer may assert a claim with respect thereto, and (iv) any Indemnifying Parties’ liability and obligation for any Indemnifiable Losses resulting from or arising out of a breach or inaccuracy of any Seller Fundamental Representations or Buyer Fundamental Representations shall not be limited in either amount or the time when an Indemnitee may assert a claim with respect thereto.

(h)	“Excluded Liabilities” means:

(i)        Any liabilities or obligations in respect of (A) Income Taxes of the Target Entities for Tax periods (or portions thereof) beginning before and ending on or before the Closing Date, determined in a manner consistent with the provisions of Section 6.9 (other than Income Taxes resulting from any transaction or event that occurs after the Closing on the Closing Date and is not in the ordinary course of business), (B) Taxes payable by the Target Entities solely by reason of being severally liable for the Income Tax of Seller or any Black Hills

Affiliated Group pursuant to Treasury Regulation Section 1.1502-6 or any analogous state or local Tax law, (C) Taxes (other than Income Taxes and Transfer Taxes) of the Target Entities for Tax periods (or portions thereof) beginning before and ending on or before the Closing Date, which in the case of any Straddle Period, shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, (D) any losses incurred by Buyer based upon the Target Entities being affiliated under Code Section 414 or ERISA Section 4001(a)(14) on or prior to the Closing Date with Seller and/or any Affiliates or Subsidiaries of Seller; provided, however, that in the case of clause (C), such liability or obligation only to the extent that it exceeds the accrual for such Taxes reflected as a liability in Working Capital, as finally determined pursuant to Section 3.3 ((A) through (D) collectively, “Excluded Taxes”), (E) any liability or obligation arising from facts and circumstances giving rise to the allegations in the Reeves Suit as defined on Schedule 4.10, (F) any liability or obligation arising from facts and circumstances giving rise to the allegations in the Acid Rain Proceeding as defined on Schedule 4.10, (G) any liability for liquidated damages payable by Valencia Power pursuant to the Valencia PPA or the Valencia Construction Contract and any liability for any payment to any supplier or contractor or other out-of-pocket expenses incurred in connection with the construction of the Valencia Project, necessary to achieve Final Completion pursuant to the Valencia Construction Contract, related contracts for the development and construction of its facilities and all permits and authority granted by Governmental Authorities except as and to the extent reflected in Current Liabilities, (H) any liability in excess of $8,800,400 for the Harbor Payment as defined on Schedule 4.10; and

(ii)       Liabilities and obligations arising at any time under the Excluded Agreements.

(i)        For purposes of determining whether indemnification under this Article VIII shall be available with respect to any breach of or inaccuracy in any representation, warranty, covenant or obligation of the Parties to this Agreement, but not for purposes of determining whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or obligation shall be disregarded.

(j)        The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its Representatives) or by reason of the fact that Buyer or any of such Representatives knew or should have known that any such representation or warranty is or might be inaccurate, provided that Buyer did not have actual knowledge with respect to such inaccuracy as of the date hereof.

8.2	Defense of Claims.

(a)       If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee’s receipt of written notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee (such notice to include an acknowledgement by the Indemnifying Party of its indemnification obligations with respect to such Third Party Claim), to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee may cooperate in good faith in such defense at such Indemnitee’s own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.

(b)       If, within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof for so long as the Indemnifying Party shall continue the diligent defense of such Third Party Claim. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation or restriction on the part of the Indemnitee. If a firm offer is made to settle a Third Party Claim which would not lead to liability or the creation of a financial or other obligation or restriction on the part of the Indemnitee (including any injunctive or other non-monetary relief) and includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of an irrevocable release from all such liabilities, obligations and restrictions, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

(c)       Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the

Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party fails to accept such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 10.5.

(d)       Subject to Section 8.1(c), if the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect as published in the Wall Street Journal shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(e)       A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was materially prejudiced as a result of such failure.

(f)        Notwithstanding the foregoing, the Parties agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding arising out of or related to any Excluded Liabilities, and Buyer agrees to cooperate as reasonably requested by Seller at Seller’s expense in connection therewith, provided that no entry of any judgment or settlement shall provide for injunctive or other non-monetary relief affecting Buyer or any of the Target Entities.

(g)       In all cases, the Parties shall cooperate in the defense of any Third Party Claim subject to this Article VIII and the records of each shall be available to the other with respect to such defense. The Party controlling the defense of such Third Party Claim shall keep the other Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith any reasonable recommendations made by the non-controlling Party with respect thereto.

8.3	Survival.

(a)       The representations and warranties given or made by any Party to this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing until March 31, 2009 and shall thereafter terminate and be of no further force or effect, except that (i) the Seller Fundamental Representations and the Buyer Fundamental

Representations shall survive indefinitely and (ii) all representations and warranties relating to Section 4.11 (Tax Matters), and Section 4.8 (Benefit Plans) shall survive the Closing for a period of thirty (30) days following the applicable statutes of limitation taking into account any extensions or waivers thereof.

(b)       The covenants and obligations of Seller and Buyer set forth in this Agreement, including without limitation the indemnification obligations of the Parties under Article VIII hereof, shall survive the Closing indefinitely, and each Party shall be entitled to the full performance thereof by the other Party hereto without limitation as to time or amount (except as otherwise specifically set forth herein).

ARTICLE IX

TERMINATION

9.1	Termination.

(a)       This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

(b)       This Agreement may be terminated by Seller or Buyer if (i) any Federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing, or (iii) the Closing contemplated hereby shall have not occurred on or before October 17, 2008 (the “Termination Date”), provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

(c)       So long as such Party has complied with Section 6.5 of this Agreement, this Agreement may be terminated by Buyer if any of Buyer’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but contains terms or conditions which do not satisfy the closing condition in Section 7.1(c).

(d)       So long as such Party has complied with Section 6.5 of this Agreement, this Agreement may be terminated by Seller, if any of Seller’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but contains terms or conditions which do not satisfy the closing condition in Section 7.2(c).

(e)       This Agreement may be terminated by Buyer, upon written notice to Seller, if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which would cause any of the conditions set forth at Sections 7.1(d) or 7.1(e) not to be satisfied and such violation or breach is not cured by the earlier of the Termination Date or the date thirty (30) days after receipt by Seller of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Buyer.

(f)        This Agreement may be terminated by Seller, upon written notice to Buyer, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would cause any of the conditions set forth at Sections 7.2(d) or 7.2(e) not to be satisfied and such violation or breach is not cured by the earlier of the Termination Date or the date thirty (30) days after receipt by Buyer of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Seller.

(g)       This Agreement may be terminated by Seller if the Equity Commitment Letter or any Buyer LC shall no longer remain in full force and effect.

9.2       Procedure and Effect of No-Default Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 9.1(a) through 9.1(d), the liabilities of the Parties hereunder will terminate, except for Section 6.2(b), Section 6.2(f), Section 6.4, the second sentence of Section 6.8, this Section 9.2, Section 9.3 and Article X, any liability resulting from any such Party’s breach of this Agreement, or as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement. In the event of the termination of this Agreement under all circumstances in which Buyer is not required pursuant to Section 9.3 to pay the Termination Fee, each of Buyer and Seller shall execute and deliver to the LC Banks a notice of termination of each Buyer LC signed by an authorized officer of each of Seller and Buyer.

9.3       Termination Fee; Letter of Credit; Limitation on Liability. Seller may immediately draw upon each Buyer LC (and to the extent drawn, Seller shall use Commercially Reasonable Efforts to draw on all but not less than all Buyer LCs) in an amount, in the aggregate, equal to Fifty Million Dollars ($50,000,000) (the “Termination Fee”) if this Agreement is terminated by Seller pursuant to Sections 9.1(b)(iii), 9.1(f) or 9.1(g), provided that Seller shall not be in breach of this Agreement in such a manner that would entitle Buyer to terminate this Agreement in accordance with Section 9.1(e), and provided further, that in the case of termination pursuant to Section 9.1(b)(iii), the failure of the Closing Date to occur was due to the breach by Buyer of its obligations to complete the transactions contemplated hereby when required to do so in accordance with this Agreement (it being understood that, subject to compliance in all material respects by Buyer with Section 6.6, the failure to obtain any of Buyer’s Required Regulatory Approvals or Seller’s Required Regulatory Approvals shall not constitute a breach by Buyer for purposes of this Section 9.3). The Parties acknowledge and agree that if Seller shall terminate this Agreement as provided immediately above, Seller’s damages would be difficult or impossible to quantify with reasonable certainty, and accordingly the payment provided for in this Section 9.3 is a payment of liquidated damages (and not penalties) which is based on the Parties’ estimate of the damages Seller will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement. Buyer irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that upon any termination of this Agreement (whether or not in accordance with this Article IX), the Seller’s right to receive the Termination Fee pursuant to this Section 9.3 in the manner provided herein shall be the sole and exclusive remedy of Seller and its Subsidiaries or Affiliates against Buyer or any of its Subsidiaries or Affiliates, or any of its or their respective former, current or future general or limited partners, direct or indirect members of equity holders, managers, directors, officers, employees or Representatives, in connection with any liability or other obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Upon payment by Buyer of such Termination Fee when so required under this Section 9.3, none of Buyer or any of its Subsidiaries or Affiliates, or any of its or their respective former, current or future general or limited partners, direct or indirect members of equity holders, managers, directors, officers, control persons, employees or Representatives shall have any further liability or obligation of any kind or nature relating to or arising out of this Agreement or the transactions contemplated hereby as a result of such termination. Upon any termination of this Agreement in accordance with this Article IX, in no event shall (a) Buyer or any of its Subsidiaries or Affiliates, or any of its or their respective former, current or future general or limited partners, direct or indirect members of equity holders, managers, directors, officers, employees or Representatives be subject to any liability in excess of the Termination Fee for any or all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs or expenses relating to or arising out of this Agreement or the transactions contemplated hereby or (b) Seller or any of its Subsidiaries or Affiliates seek injunctive or equitable relief or seek to recover any money damages in excess of such amount from Buyer or any of its Subsidiaries or Affiliates, or any of its or their respective former, current or future general or limited partners, direct or indirect members of equity holders, managers, directors, officers, employees or Representatives. In the event the Closing occurs without the sale of BH Fountain Valley and BH Fountain Valley II in accordance with Section 11.1, the Termination Fee shall thereafter be automatically reduced to Fourteen Million Two Hundred Eighty-Five Thousand Dollars ($14,285,000) (the “FVP Forfeiture Fees”) and thereafter Seller may immediately draw upon the FVP Buyer LCs in an amount equal to the FVP Forfeiture Fees solely in the event the FVP Closing Date fails to occur due to Buyer’s failure to complete the FVP Closing following the satisfaction or waiver of all conditions precedent to its obligation to purchase BH Fountain Valley and BH Fountain Valley II when required to do so in accordance with this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1     Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

10.2     Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

10.3     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to Seller, to:

Black Hills Corporation

625 Ninth Street

Rapid City, SD 57709

Attention: Steven J. Helmers, Esq.

Facsimile: (605) 721-2550

with a required copy to:

Black Hills Corporation

350 Indiana Street, Suite 400

Golden, CO 80401

Attention: Maurice T. Klefeker

Facsimile: (303) 568-3261

and

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, Suite 2200

Los Angeles, CA 90071

Attention: Richard A. Shortz, Esq.

Facsimile: (213) 612-2501

(b)	if to Buyer, to each of:

Hastings Funds Management (USA) Inc.

575 Fifth Avenue, 39th Floor

New York, NY 10017

Attention:	Peter Taylor
Michael Hamilton

Facsimile: (212) 551-1997

and

JPMorgan IIF Acquisitions LLC

245 Park Avenue, Floor 2

New York, NY 10167

Attention:	Geoff Chatas
Andrew Kim

Facsimile: (212) 648-2266

with a required copy to:

Linklaters LLP

1345 Avenue of the Americas

New York, NY 10105

Attention:	Nick Rees, Esq.
Joshua Berick, Esq.
Facsimile:	(212) 903-9100

10.4     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party hereto, including by operation of law, without the prior written consent of the other Party. Notwithstanding the foregoing, Seller may assign its rights under this Agreement in accordance with Section 6.11 hereof and Buyer may (a) assign its rights pursuant to this Agreement to its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder with the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), or (c) assign its rights, but not its obligations, under this Agreement to any of its financing sources as security for obligations in respect of the Financing and any refinancings, extensions, refundings or renewals thereof; provided, however, no such actions shall relieve Buyer of any of its obligations hereunder, without the prior written consent of Seller, which may be withheld in its sole discretion. This Agreement is not intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. Other than with respect to the rights of Indemnitees pursuant to Article VIII, no provision of this Agreement shall create any third party beneficiary rights in any current or former employee, director or independent contractor of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder, and no provision of this Agreement shall be construed as an amendment to any Benefit Plan, Benefit Agreement or other employee benefit plan for any purpose.

10.5     Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the law of the State of New York (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT

MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR THE BOROUGH OF MANHATTAN, NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.6     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7     Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.8     Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Each Schedule to this Agreement shall be deemed to include and incorporate disclosures made on other Schedules to this Agreement as and to the extent the relevance of such matter to such other Schedule is readily apparent on the face of such disclosure without reference to the underlying documentation.

10.9     Entire Agreement. This Agreement and the Confidentiality Agreement, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material Made Available to Buyer pursuant to the terms of the Confidentiality Agreement including, without limitation, the Confidential Information Memorandum dated October, 2007. This Agreement supersedes all prior agreements and understandings between the Parties (other than the Confidentiality Agreement) with respect to such transactions.

10.10   U.S. Dollars. Unless otherwise stated, all dollar amounts set forth herein are United States (U.S.) dollars.

10.11   Time Is of the Essence. Except as otherwise expressly provided herein, time is of the essence for each provision of this Agreement and each performance called for in this Agreement, provided that if the day on or by which a notice must or may be given or the performance of any Party’s obligations is due is not a Business Day, then the day on or by which such notice must or may be given, or that such performance is due, shall automatically be extended to the first Business Day thereafter. This Section may be waived only in a writing expressly referring hereto.

ARTICLE XI

FOUNTAIN VALLEY PROJECT

11.1     Conditions to Purchase of Fountain Valley; Effect on Closing. Notwithstanding anything to the contrary contained herein, in the event all of the conditions set forth in Sections 7.1 and 7.2 of this Agreement have been satisfied (or waived in writing by Buyer or Seller, as applicable) other than the condition set forth in Section 7.2(g), the Closing shall occur in accordance with the terms of Article III of this Agreement; provided, however, and, except as otherwise set forth in this Article XI, for purposes of Article III of this Agreement, (a) the Purchase Price payable by Buyer in accordance with Section 3.2 at the Closing shall be reduced to Six Hundred Million Dollars ($600,000,000) and (b) the Working Capital Amount shall be reduced to Nineteen Million Five Hundred Thousand Dollars ($19,500,000) and, for all other purposes under this Agreement unless and until the FVP Closing occurs: (x) the definition of “Acquired Companies” shall be deemed not to include BH Fountain Valley or BH Fountain Valley II, (y) the definition of “Project Companies” shall be deemed not to include Fountain Valley Power and (z) the disclosure schedules shall be deemed not to include such disclosures therein that are designated as “FVP Disclosures.”

11.2     FVP Closing. In the event the Closing occurs without the sale of BH Fountain Valley and BH Fountain Valley II in accordance with Section 11.1, the Acquired Companies Membership Interests in BH Fountain Valley and BH Fountain Valley II will be conveyed to Buyer at a subsequent closing (the “FVP Closing”). After the Closing, Seller shall keep Buyer reasonably informed of the status of the satisfaction of the conditions set forth in Section 7.2(g). The FVP Closing shall occur as promptly as reasonably practicable but in any event within five (5) Business Days following the date, if any, on which Seller provides written notice to Buyer that the condition precedent set forth in Section 7.2(g) has been satisfied (or waived by Seller). The date of the FVP Closing is hereinafter referred to as the “FVP Closing Date.” The FVP Closing shall be held in accordance with and subject to the terms of Article III and Article VII of this Agreement, provided that, for purposes of the FVP Closing (including Article II, Article III and Article VII hereof) and for Article VI as such may relate to BH Fountain Valley, BH Fountain Valley II and/or Fountain Valley Power during the period prior to the FVP Closing Date or in the case of Sections 6.7, 6.18 and 6.21 as of and after the FVP Closing Date, (a) the definition of “Acquired Companies” shall be deemed to refer solely to the membership interests in BH Fountain Valley and BH Fountain Valley II, (b) the definition of “Project Companies” shall refer solely to Fountain Valley Power, (c) all references to Investor Subsidiaries and Service Subsidiaries shall be disregarded, (d) references to the Closing shall be deemed to refer to the FVP Closing, (e) references to the Closing Date shall be deemed to refer to the FVP Closing Date, (f) the Purchase Price payable at the FVP Closing shall equal Two Hundred Forty Million Dollars ($240,000,000) (g) the Working Capital Amount shall be equal to Five Million Five Hundred Thousand Dollars ($5,500,000) and (h) the disclosure schedules shall be deemed to include the “FVP Disclosures.” Notwithstanding the foregoing, neither Party shall be obligated to consummate the FVP Closing in the event the FVP Closing shall not have occurred on or before October 17, 2008, provided that such right shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the FVP Closing to occur on or before October 17, 2008.

ARTICLE XII

GUARANTEE

12.1	Guarantee.

(a)       Black Hills Corporation (the “Guarantor”) hereby unconditionally and irrevocably guarantees the full and punctual payment of all amounts that are or may become due and payable by Seller under Section 3.3(c) and Article VIII of the Agreement (the “Guaranteed Obligations”). If Seller shall fail or be unable to pay such amounts as and when the same shall become due and payable, the Guarantor shall be obligated to perform or cause to be performed such obligations of the Seller in accordance with the terms of the Agreement. This Article XII is intended to constitute a guarantee of payment and not merely a guarantee of collection and shall not be conditioned upon the pursuit of any remedies against the Seller. The obligations of the Guarantor hereunder shall be unconditional and absolute, shall remain in full force and effect until all Guaranteed Obligations under the Agreement have been performed in full, and shall not be released, discharged or in any way affected by:

(i)        any failure, omission or delay on the part of the Seller to conform or comply with any term of the Agreement, or any acceleration, extension, renewal, settlement, compromise, waiver or release in any respect of any Guaranteed Obligation, by operation of law or otherwise;

(ii)       any waiver, amendment or supplement of any term or provision of the Agreement, or the invalidity or unenforceability, in whole or in part, of the Agreement;

(iii)      any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, composition, receivership, liquidation or similar proceedings with respect to the Guarantor, Seller or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(iv)      any merger or consolidation of the Guarantor or Seller into or with any other Person, or sale, lease or transfer of any of the assets of the Guarantor or Seller to any other Person; or

(v)       any change in ownership of any shares of capital stock of the Guarantor or Seller, or any change in corporate relationship between the Guarantor and Seller, or any termination of any such relationship.

(b)       The Guarantor unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, (i) notice of any of the matters referred to in Sections 12.1(a)(i) through 12.1(a)(v), (ii) notice of the incurrence of any of the Guaranteed Obligations or of any breach or default by the Seller with respect to any of the Guaranteed Obligations or any other notice that may be required by statute, rule of law or otherwise to preserve any of the rights of the Buyer against the Guarantor and (iii) presentment to and demand of payment from the Guarantor or Seller with respect to any Guaranteed Obligation.

(c)       The Guarantor represents and warrants to Buyer that it has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(d)       Notwithstanding anything to the contrary in this Agreement, Guarantor shall not be liable for any loss of business opportunities or any consequential or punitive damages.

(e)       Guarantor is signing this Agreement solely for purposes of this Article XII and for no other reason. Except as provided in this Article XII, Guarantor shall have no liability or obligation hereunder of any kind or nature.

[Signatures on following page]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

BLACK HILLS GENERATION, INC.

By:	/s/ Maurice T. Klefeker
Name:	Maurice T. Klefeker

Title:   Senior Vice President – Strategic Planning and Development

SOUTHWEST GENERATION OPERATING COMPANY, LLC

By:	SOUTHWEST GENERATION HOLDING COMPANY, LLC its Sole Member

By:	/s/ Peter Taylor Name: Peter Taylor Title: Manager
By:	/s/ Geoffrey Chatas Name: Geoffrey Chatas Title: Manager

The following signatory hereby executes this Agreement for the sole purpose of agreeing to and becoming bound by the provisions of Article XII.

BLACK HILLS CORPORATION

By:	/s/ Maurice T. Klefeker
Name:	Maurice T. Klefeker

Title: Senior Vice President – Strategic Planning and Development

Signature Page to Purchase and Sale Agreement